Filed Pursuant to Rule 424(b) (3)
Registration No. 333-141046

PROSPECTUS

TRIANGLE PETROLEUM CORPORATION

10,412,000 Shares of Common Stock

This prospectus relates to 10,412,000 shares of our common stock, par value $.0001 per share for sale from time to time by the selling stockholders identified in this prospectus.

We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus. We will bear all expenses in connection with the registration of the shares, other than underwriting discounts and selling commissions.

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol “TPLM.” On March 13, 2007, the last reported sale price of our common stock on the Over-The-Counter Bulletin Board was $2.78 per share.

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 14, 2007

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the secured convertible notes to the financial statements.

TRIANGLE PETROLEUM CORPORATION

We were incorporated in the State of Nevada on December 11, 2003 under the name Peloton Resources Inc. Our principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. We subsequently abandoned our mineral property as a result of poor exploration results, and decided to change our principal business to that of acquisition, exploration and development of oil and gas resource properties. On May 10, 2005, we changed our name to Triangle Petroleum Corporation.

We have been in the exploration stage since our formation in December 2003 and have realized minimal revenue from our planned operations. We are an exploration company focused on the Fayetteville Shale project in Arkansas, the Barnett Shale project in Texas, and resource plays in select areas of the western United States. An experienced team comprising technical and business skills has been formed to optimize our opportunities through our operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada. Planned principal activities have not yet begun. Our ability to emerge from the exploration stage with respect to any planned principal business activity is dependent upon our successful efforts to raise additional equity financing and generate significant revenue. We have incurred a net loss of $22,463,580 since our inception through October 31, 2006. There is no guarantee that the proceeds raised by us will be sufficient to complete any of the above objectives. These factors raise substantial doubt regarding our ability to continue as a going concern.

Our principal offices are located at Suite 1110, 521-3 Ave. SW, Calgary, Alberta, T2P 3T3, Canada, and our telephone number is (403) 262-4471. We are a Nevada corporation.

The Offering

Common stock offered by selling stockholders	10,214,000 shares

Shares outstanding	32,996,789 shares as of February 28, 2007

Use of proceeds
This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. We raised gross proceeds from a private placement of our common stock of $20,824,000, of which we received net proceeds of approximately $19.5 million. We intend to use these net proceeds for general corporate purposes.

Over-The-Counter Bulletin Board symbol	TPLM

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have a History Of Losses Which May Continue, Which May Negatively Impact Our Ability to Achieve Our Business Objectives.

We incurred net losses of $8,244,758 and $31,444 for the years ended January 31, 2006 and 2005, respectively. For the nine months ended October 31, 2006, we incurred a net loss of $14,171,141. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our Independent Auditors Have Expressed Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

In their report dated April 10, 2006, our independent auditors stated that our financial statements for the year ended January 31, 2006 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We Have a Limited Operating History and if We are not Successful in Continuing to Grow Our Business, Then We may have to Scale Back or Even Cease Our Ongoing Business Operations.

We have received a limited amount of revenues from operations and have limited assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history and must be considered in the exploration stage. Our success is significantly dependent on a successful acquisition, drilling, completion and production program. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the exploration stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

Because We Are Small and Do Not Have Much Capital, We May Have to Limit our Exploration Activity Which May Result in a Loss of Your Investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, existing reserves may go undiscovered. Without finding reserves, we cannot generate revenues and you will lose your investment.

If We Are Unable to Retain the Services of Messrs. Gustafson and Hietala or If We Are Unable to Successfully Recruit Qualified Managerial and Field Personnel Having Experience in Oil and Gas Exploration, We May Not Be Able to Continue Our Operations.

Our success depends to a significant extent upon the continued services of Mr. Mark Gustafson, our Chief Executive Officer, President, and a director and Mr. Ron Hietala, a director and President of Elmworth Energy Corporation, our wholly-owned subsidiary. Loss of the services of Messrs. Gustafson or Hietala could have a material adverse effect on our growth, revenues, and prospective business. We have obtained key-man insurance on the life of Mr. Hietala and are in the process of obtaining key-man insurance on the life of Mr. Gustafson. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

As Our Properties are in the Exploration Stage, There Can be no Assurance That We Will Establish Commercial Discoveries on Our Properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. Our properties are in the exploration stage only and are without proven reserves of oil and gas. We may not establish commercial discoveries on any of our properties.

The Potential Profitability of Oil and Gas Ventures Depends Upon Factors Beyond the Control of Our Company.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance.

Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. The marketability of oil and gas which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

Competition In The Oil And Gas Industry Is Highly Competitive And There Is No Assurance That We Will Be Successful In Acquiring The Leases.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed.

A Director Competes Against Us In The Oil And Gas Industry.

One of our directors, John Carlson, is the President and CEO of Torrent Energy Corporation, a publicly-held, natural gas exploration company. As a result, Mr. Carlson may become aware of potential opportunities that could be beneficial to us and Torrent Energy. We do not anticipate that Mr. Carlson would present such opportunities to us for consideration.

The Marketability of Natural Resources Will be Affected by Numerous Factors Beyond Our Control Which May Result in Us not Receiving an Adequate Return on Invested Capital to be Profitable or Viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Oil and Gas Operations are Subject to Comprehensive Regulation Which May Cause Substantial Delays or Require Capital Outlays in Excess of Those Anticipated Causing an Adverse Effect on Our Company.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which it may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Exploration Activities are Subject to Certain Environmental Regulations Which May Prevent or Delay the Commencement or Continuance of Our Operations.

In general, our exploration activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. Our operating partners maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory Drilling Involves Many Risks and We May Become Liable for Pollution or Other Liabilities Which May Have an Adverse Effect on Our Financial Position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

Any Change to Government Regulation/Administrative Practices May Have a Negative Impact on Our Ability to Operate and Our Profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

Risks Relating to Our Outstanding Financing Arrangements:

There Are a Large Number of Shares Underlying Our Convertible Debentures and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of February 28, 2007, we had 32,996,789 shares of common stock issued and outstanding, convertible debentures issued in July 2005 outstanding that may be converted into 2,750,000 shares of common stock, secured convertible debentures issued on December 8, 2005, January 17, 2006 and June 1, 2006 outstanding that may be converted into 5,499,294 shares of common stock based on current market prices, convertible debentures issued on December 28, 2005 and January 23, 2006 outstanding that may be converted into 2,500,000 shares of common stock, and outstanding warrants to purchase 6,000,000 shares of common stock. All of the shares, including all of the shares issuable upon conversion of the convertible debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Secured Convertible Debentures Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

Our obligation to issue shares upon conversion of our secured convertible debentures issued to Cornell Capital Partners on December 8, 2005, January 17, 2006 and June 1, 2006 is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our $13,000,000 remaining of secured convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of February 28, 2007 of $2.61.

		With	Number	% of
% Below	Price Per	Discount	of Shares	Outstanding
Market	Share	at 10%	Issuable	Stock

25%	$1.9575	$1.76175	7,379,027	18.28%
50%	$1.305	$1.1745	11,068,540	25.12%
75%	$0.6525	$0.58725	22,137,080	40.15%

As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price Feature of our Secured Convertible Debentures May Encourage Investors to Make Short Sales in Our Common Stock, Which Could Have a Depressive Effect on the Price of Our Common Stock.

The secured convertible debentures are convertible into shares of our common stock at a 10% discount to the trading price of the common stock prior to the conversion. The downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. Short sales by investors could place further downward pressure on the price of the common stock. In addition, not only the sale of shares issued upon conversion of secured convertible debentures, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Secured Convertible Debentures, Convertible Debentures and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the secured convertible debentures and convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although Rowlings Financial, Inc. and Cornell Capital Partners LP may not convert their convertible debentures or secured convertible notes, respectively, if such conversion would cause them to own more than 4.99% of our outstanding common stock and Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG and Centrum Bank may not convert their convertible debentures if such conversion would cause them to own more than 4.9% of our outstanding common stock, this restriction does not prevent Rowlings Financial, Inc., Cornell Capital Partners LP, Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG or Centrum Bank from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, Rowlings Financial, Inc., Cornell Capital Partners LP, Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG and Centrum Bank could sell more than their limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued upon conversion of the secured convertible debentures issued to Cornell Capital Partners LP which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

If We Are Required for any Reason to Repay Our Outstanding Convertible Debentures, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Convertible Debentures, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

In June 2005, we entered into a securities purchase agreement for the sale of $1,000,000 principal amount of convertible debentures, with an option to purchase up to $5,000,000 in additional convertible debentures, which option was fully exercised. The $6,000,000 in convertible debentures are due and payable, with 8% interest, three years from the date of issuance, unless sooner converted into shares of our common stock.

In December 2005, we entered into three securities purchase agreements for the sale of an aggregate of $25,000,000 principal amount of convertible debentures, secured and unsecured. The $15,000,000 in secured convertible debentures are due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Additionally, the $10,000,000 in convertible debentures are due and payable, with 7.5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreements or related convertible debentures, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the convertible debentures, secured and unsecured, including default interest rate on the outstanding principal balance of the debentures if the default is not cured with the specified grace period. We anticipate that the full amount of the convertible debentures, secured and unsecured, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we were required to repay the convertible debentures, secured and unsecured, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an Event of Default Occurs under the Securities Purchase Agreement dated December 8, 2005, Secured Convertible Debentures or Security Agreements, the Investors Could Take Possession of all Our Goods, Inventory, Contractual Rights and General Intangibles, Receivables, Documents, Instruments, Chattel Paper, and Intellectual Property.

In connection with the Securities Purchase Agreement dated December 8, 2005, we and our subsidiaries executed Security Agreements in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The Security Agreements state that if an event of default occurs under the Securities Purchase Agreement, Secured Convertible Debentures or Security Agreements, the Investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

Risks Relating to Our Common Stock:

If We Fail to Remain Current in Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. We raised gross proceeds from a private placement of our common stock of $20,824,000, of which we received net proceeds of approximately $19.5 million. We intend to use these net proceeds for general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “TPLM”.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal Year 2006
	High	Low
First Quarter (1)	$0.25	$0.05
Second Quarter	$3.92	$1.40
Third Quarter	$5.15	$3.61
Fourth Quarter	$7.24	$4.60

	Fiscal Year 2007
	High	Low
First Quarter	$5.24	$3.62
Second Quarter	$4.07	$2.05
Third Quarter	$3.45	$2.06
Fourth Quarter	$3.24	$1.95

Fiscal Year 2008
	High	Low
First Quarter (2)	$3.14	$2.40
Second Quarter	xxx	xxx
Third Quarter	xxx	xxx
Fourth Quarter	xxx	xxx

(1)	Our stock first traded on March 14, 2005.

(2)	As of February 28, 2007.

Holders

As of February 28, 2007, we had approximately 27 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

On May 9, 2005, we declared a stock dividend of six shares of common stock for each one share of common stock outstanding. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus. See “Risk Factors.”

Overview

Prior to May 2005, we were known as Peloton Resources Inc., a mining exploration company. Peloton was actively searching for ore bodies containing gold in British Columbia. A consultant was hired to assess the economic viability of exploring for and developing gold reserves on Peloton’s properties. Based upon his report, Peloton decided to abandon all mining activities and to commence shifting towards an oil and gas exploration company. In connection with the shift in operational focus, we changed our name to Triangle Petroleum Corporation.

The changeover from a mining to an oil and gas exploration company has taken place over the past twenty-two months, during one of the strongest bull markets for oil and natural gas. The average monthly price for West Texas Intermediate (WTI) crude oil and natural gas (Henry Hub Nymex), currently, as compared to the prior year, is as follows:

Although these strong commodity prices have resulted in extremely competitive conditions for the supply of products and services for exploration companies, our outlook remains positive. Despite these strong fundamentals, it should be noted that significant short term fluctuations in North American natural gas prices have occurred based upon seasonal weather patterns and gas storage levels.

Plan of Operations

Since our inception, Triangle Petroleum has had the opportunity to screen various projects in a variety of geographic locations with numerous potential joint venture partners. The project areas outlined below were carefully selected based on our belief in balancing overall project risk against potential project returns and the time horizons required to achieve such returns. These four project areas represent unique exploration opportunities. In conjunction with our joint venture partners, we intend to execute our operating plan in order to realize the full value of the initial land base that has been established.

Greater Fort Worth Basin Texas - Barnett Shale Program

We have acquired a 30% working interest position in a five county joint venture program with Kerogen. The five counties are located in the South Fort Worth Basin and include Johnson, Hood, Hill, Sommerville and Bosque. To date, approximately 13,000 gross acres have been leased. One new ten square mile 3-D seismic survey has been shot over an acreage tract in Hill County.. As of October 31, 2006, we have expended approximately $2.2 million in prospect fees, land costs and, geological and geophysical expenditures.

We have participated in four lower working interest (approximately 6%) horizontal wells (One in Johnson County and three in Hill County). The four wells which are all currently producing had initial gross production rates of between 400 mcf/day (million cubic feet per day) and 2,800 mcf/day. These initial production rates should stabilize at lower levels over the next six to twelve months. We have spent approximately $627,000 on drilling and completing these four wells. The Kerogen joint venture plans further drilling over the next twelve months which will be a combination of traditional Barnett programs and new opportunities which have been identified by recent industry drilling and the proprietary 3-D seismic acquired by the joint venture.

The key considerations in the established areas of the Barnett are related primarily to operational and engineering issues (completion methods, production infrastructure, etc). Unless there is strong technical evidence of a possible major undeveloped area, we are planning on investing only in the established production areas in the Barnett. A particular focus will be given to selecting projects that have short pipeline connection timeframes. The working interests achieved in these new projects will vary depending on the acreage tracts available and the business risks attributed to each project.

Arkoma Basin Arkansas - Fayetteville Shale Program

We have committed to an initial $16 million joint venture in the Fayetteville Shale of the Arkoma Basin with Kerogen Resources. We and Kerogen have an equal 50% working interest position in approximately 17,000 gross acres leased to date in Conway and Faulkner Counties. A measured pace of additional leasing is planned to complement the 2007 drilling program. Based upon strong initial drilling results from major oil and gas companies just north of our land position, we believe that the Fayetteville Shale program has the potential to be a major growth initiative. As at October 31, 2006, we had advanced approximately $6.8 million to fund our share of land costs incurred to date. The remaining capital commitment of $9.2 million is expected to be incurred within the next 12 to 18 months and will be used to fund $2.8 million of seismic expenditures and $6.4 million of drilling costs.

The first vertical test well of the Fayetteville joint venture has commenced drilling. Concurrent with the first drilling operation, a new multi-component 3-D seismic survey has also commenced. Once the seismic program and the vertical test well have been completed and interpreted, we plan on initiating a multi-well horizontal drilling program.

States of Colorado, Montana and Wyoming - Rocky Mountain Program

We have embarked on a joint venture with Hunter Energy LLC of Denver, Colorado. We have made an initial commitment to participate in the drilling of three new projects, each of which are anticipated to require multiple wells to evaluate the acreage positions currently held by the joint venture. We have a 25% working interest in the three new Hunter Energy projects. The project areas are geographically located in north-western Colorado, south-western Wyoming, and northern Montana. The gross acreage position in the three areas is approximately 77,000 acres. We have advanced approximately $2.4 million dollars in land and prospect fees relating to this project.

Plans for the north-west Colorado project include working with area operators to continue the exploration program, which we believe should be very active. Drilling on the south west Wyoming project and the Montana project are anticipated to commence in 2007 with consideration being given to service industry equipment availability and prevailing short-term winter weather conditions. It is anticipated that our share of costs to drill these two wells will be approximately $1.6 million.

Alberta Canada Deep Basin - Western Canadian Program

We have licensed a 120 square mile seismic data set, at a cost of approximately $1.3 million, to assist in the generation of the most prospective drilling sites. To date, we have access to thirty-one sections of land (approximately 20,000 gross acres), which are in various stages of earning with a number of joint venture partners.

We have participated in drilling and/or completing six Deep Basin wells at a total cost of approximately $2.7 million net to us. In addition, one well is currently drilling. Of the six wells, three are waiting on completion, two wells tested gas at rates lower than economic for pipeline connections and one well tested fresh water. The well currently being drilled is the first location to combine both shallow and deep exploration targets. Our operating subsidiary Elmworth Energy Corporation has a 20% working interest in this well and has advanced $417,000 to a joint venture partner to fund its share of the anticipated drilling costs for this well.

Results of Operations

For the nine months ended October 31, 2006, we realized $24,540 in revenue from natural gas sales, as compared to $nil for the comparable period in 2005. This revenue was the result of our realizing initial production from four small working interest wells located in the Barnett Shale in Texas that began producing in early August.

General and administrative expenses for the three and nine months ended October 31, 2006 totaled $1,643,942 and $6,258,066 respectively. Included in these amounts were $1,108,336 and $4,670,481 of stock based compensation expense for three and nine months ended October 31, 2006 respectively. Also included in the above total were salaries, wages and consulting fees of $166,627 and $691,385 for the three and nine months ended October 31, 2006. The remaining $368,979 and $896,200 of general and administrative expenses for the three and nine months ended October 31, 2006, respectively, is comprised of travel and other office related expenses.  For the three and nine month periods ended October 31, 2005, general and administrative expenses totaled $1,643,942 and $1,742,392 respectively. The majority of the total general and administrative expenses for the three and nine months ended October 31, 2005 relates to stock based compensation expense. For the three and nine months ended October 31, 2005 stock based compensation totaled $1,278,031 and $1,371,156 respectively. The remaining $365,911 and $371,236 for the three and nine months ended October 31, 2005 relate to consulting fees and general office expenses. General and administrative expenses have increased significantly from the corresponding periods in the prior year primarily due to increased stock based compensation expense but also due to an increase in the size and scope of the our activities. Our shift to oil and gas exploration from mining has necessitated the an increase in staffing levels as well as an increase travel and other administrative expenses in order to properly oversee our geographically diverse operations.

Liquidity and Capital Resources

As at October 31, 2006, we had working capital of $7,109,198, resulting primarily from our cash and cash equivalents of $9,635,959. For the nine months ended October 31, 2006, we had net cash outflow from operating activities of $1,115,777. Cash used in investing activities totaled $11,217,686 for the nine months ended October 31, 2006, of which $6,809,319 was used to fund Triangle USA’s share of costs relating to the land acquisition portion of the Fayetteville Shale Project in the Arkoma Basin. Another $1,040,595 was used to fund Elmworth’s share of drilling and completion costs for two Deep Basin wells and the remainder was deployed in the Barnett Shale Project, Rocky Mountain region and Alberta Deep Basin to fund various land, geological and geophysical expenditures as drilling costs. Cash provided by financing activities totaled $4,575,000 for the nine months ended October 31, 2006. On June 1, 2006 we received the final $5 million installment relating to the December 8, 2005 Secured Convertible Debenture Financing detailed below.

We expect significant capital expenditures during the next 12 months for seismic data acquisitions, land and drilling rights acquisitions, drilling programs, overhead and working capital purposes. We have sufficient funds to conduct our operations for the balance of 2007. If additional financing is required, there can be no assurance that it will be available in amounts or on terms acceptable to us, if at all.

By adjusting our operations to the level of capitalization, we believe we have sufficient capital resources to meet projected cash flow deficits. However, if during that period or thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

We presently do not have any available credit, bank financing or other external sources of liquidity. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. We will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding.

We will still need additional investments in order to continue operations until we are able to achieve positive operating cash flow. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and a downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

To date, we have generated minimal revenues and have incurred operating losses in every quarter. Our registered independent auditors have stated in their report dated April 10, 2006, that we are an early exploration company and have not generated revenues from operations. These factors among others may raise substantial doubt about our ability to continue as a going concern.

June 14, 2005 Convertible Debenture Financing

On June 14, 2005, to obtain funding for our ongoing operations, we entered into a securities purchase agreement with a single accredited investor pursuant to which the investor purchased an 8% convertible debenture with a principal amount of $1,000,000, and a warrant to purchase 1,000,000 shares of our common stock, exercisable at a price of $1.00 per share until June 15, 2008. Pursuant to the securities purchase agreement, the investor had the right during the next 60 days, but not the obligation, to purchase up to $5,000,000 of additional convertible debentures and warrants to purchase 5,000,000 shares of common stock. The investor exercised the purchase right and invested the additional $5,000,000 on July 14, 2005, in exchange for an 8% convertible debenture with a principal amount of $5,000,000 and a warrant to purchase 5,000,000 shares of our common stock, exercisable at a price of $1.00 per share until June 15, 2008. As of February 28, 2007, $2,750,000 of the issued debentures were outstanding and $3,250,000 had been converted.

The convertible debenture is due and payable on June 10, 2007. The principal and accrued interest on the convertible debenture may be converted into shares of our common stock at a rate of $1.00 per share, at the option of the holder. The investor has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of our common stock.

In connection with the private placement, we granted the investor registration rights. Pursuant to the registration rights agreement, if we did not file the registration statement by August 18, 2005, or if we did not have the registration statement declared effective within 120 days thereafter, we are obligated to pay liquidated damages in the amount of 1.0% for each 30-day period or pro rata for any portion thereof following the date by which such registration statement should have been filed for which no registration statement is filed. We did not file the registration statement until October 7, 2005, however, the investor orally agreed to waive any liquidated damages.

December 8, 2005 Secured Convertible Debenture Financing

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners L.P., an accredited investor, on December 8, 2005 for the sale of $15,000,000 in secured convertible debentures. They provided us with an aggregate of $15,000,000 as follows:

•	$5,000,000 was disbursed on December 8, 2005;

•	$5,000,000 was disbursed on January 17, 2006; and

•	$5,000,000 was disbursed on June 1, 2006

The secured convertible debentures bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $5.00 or (ii) 90% of the average of the three lowest daily volume weighted average prices of our common stock, as quoted by Bloomberg, LP, of the 10 trading days immediately preceding the date of conversion. Accordingly, there is in fact no limit on the number of shares into which the secured convertible debentures may be converted. As of February 28, 2007, the average of the three lowest intraday trading prices for our common stock during the preceding 10 trading days as quoted by Bloomberg, LP was $2.6266 and, therefore, the conversion price for the secured convertible notes was $2.36394. Based on this conversion price, the $13,000,000 in secured convertible debentures remaining outstanding, excluding interest, were convertible into 5,499,294 shares of our common stock. The sale of such a large number of shares of common stock could significantly deflate the market price of our common stock, which would have the further effect of requiring us to issue additional shares upon conversion of the secured convertible debentures. Depending on our stock price, the conversion of the secured convertible debentures could lead to the sale of potentially controlling amounts of shares of common stock.

The investor has contractually agreed to restrict its ability to convert the debentures and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.9% of the then issued and outstanding shares of common stock. In addition, the investor is restricted from converting more than $1,500,000 in principle amount of the debenture in any thirty day period, with no more than $1,500,000 of such amount at the variable market conversion price.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date provided that the closing bid price of our common stock, is less than $5.00 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 20% redemption premium, and accrued interest.

In connection with the Securities Purchase Agreement dated December 8, 2005, we granted the investor registration rights. We were obligated to use our best efforts to cause the registration statement to be declared effective no later than June 30, 2006 and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold. In the event of a default of our obligations under the Registration Rights Agreement, including if the registration statement is not declared effective by June 30, 2006, we are required pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the secured convertible debentures. The registration statement was declared effective on May 25, 2006.

In connection with the Securities Purchase Agreement dated December 8, 2005, we and each of our subsidiaries executed security agreements in favor of the investor granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreements state that if an event of default occurs under the secured convertible debentures or security agreements, the investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

December 28, 2005 Convertible Debenture and Warrants Financing

To obtain funding for our ongoing operations, we entered into Securities Purchase Agreements with two accredited investors on December 28, 2005 for the sale of (i) $10,000,000 in convertible debentures and (ii) warrants to purchase 1,250,000 shares of our common stock. The two accredited investors, Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG and Centrum Bank each subscribed for 50% of the total offering.

The investors provided us with an aggregate of $10,000,000 as follows:

•	$5,000,000 was disbursed on December 28, 2005; and

•	$5,000,000 was disbursed on January 23, 2006.

Pursuant to the Securities Purchase Agreements, we issued to each investor 625,000 warrants to purchase shares of common stock on December 28, 2005 and January 23, 2006. As of February 28, 2007, $10,000,000 of the issued debentures were outstanding and none had been converted.

The convertible debentures bear interest at 7.5%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at a rate of $4.00 per share. The investors have contractually agreed to restrict their ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

In connection with the Securities Purchase Agreement dated December 28, 2005, we granted the investors registration rights. Pursuant to the registration rights agreement, if we did not have the registration statement declared effective on or before May 27, 2006, we were obligated to pay liquidated damages in the amount of 1.0% for each 30-day period or pro rata for any portion thereof following the date by which such registration statement should have been filed for which no registration statement is filed or should have been declared effective. The registration statement was declared effective on May 25, 2006.

February 26, 2007 Private Placement

On February 26, 2007, we sold an aggregate of 10,412,000 shares of our common stock to 24 accredited investors in a private placement transaction for aggregate proceeds of $20,824,000. Pursuant to the terms of sale, we agreed to cause a resale registration statement covering the common stock to be filed no later than 30 days after the closing and declared effective no later than 120 days after the closing. If we fail to comply with the registration statement filing or effective date requirements, we will be required to pay the investors a fee equal to 1% of the aggregate amount invested by the purchasers per each 30 day period of delay, not to exceed 10%. We paid the placement agents of the offering a cash fee of 6.5% of the proceeds of the offering.

Critical Accounting Policies

Investment in Oil and Gas Properties

We utilize the full cost method to account for our investment in oil and gas properties. Accordingly, all costs associated with acquisition and exploration of oil and gas reserves, including such costs as leasehold acquisition costs, interest costs relating to unproved properties, geological expenditures and direct internal costs are capitalized into the full cost pool. As of January 31, 2006, we had no properties with proven reserves. When we obtain proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not amortized until proved reserves associated with the projects can be determined. If the future exploration of unproved properties is determined uneconomical, the amounts of such properties are added to the capitalized cost to be amortized. As of January 31, 2006, except as detailed above in the section titled “Hunter Energy Joint Venture Opportunity,” all of our oil and gas properties were unproved and were excluded from amortization.

The capitalized costs included in the full cost pool are subject to a “ceiling test”, which limits such costs to the aggregate of the estimated present value, using an estimated discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions and the estimated value of unproven properties.

Foreign Currency Transactions

Our functional currency is the United States dollar and management has adopted SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.

BUSINESS

OVERVIEW

We were incorporated in the State of Nevada on December 11, 2003 under the name Peloton Resources Inc. In December 2003, we purchased six mineral claims situated in the Greenwood Mining Division in the Province of British Columbia, Canada. Our principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. Subsequent to the period, we abandoned our mineral property as a result of poor exploration results, and decided to change our principal business to that of acquisition and exploration of oil and gas resource properties. On May 10, 2005, we changed our name to Triangle Petroleum Corporation.

We are an exploration company focused on the Fayetteville Shale project in Arkansas, the Barnett Shale project in Texas, and resource plays in select areas of the western United States. An experienced team comprising technical and business skills has been formed to optimize our opportunities through our operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada.

THE NATURAL GAS INDUSTRY

The Rise of Natural Gas

Little more than a half-century ago, drillers seeking valuable crude oil bemoaned the discovery of natural gas, despite it being the most efficient and cleanest burning fossil fuel. Given the lack of transportation infrastructure at the time, wells had to be capped or the gas flared. As the U.S. economy expanded after World War II, the development of a vast interstate transmission system facilitated widespread consumption of natural gas in homes and business establishments. By 1970, natural gas consumption, on a heat-equivalent basis, had risen to three-fourths that of oil. But in the following decade, consumption lagged because of competitive inroads made by coal and nuclear power.

The demand for natural gas rose sharply in the 1980’s, when consumers and businesses began to find more uses for it. After years as a low-value commodity, natural gas ascended into the spotlight as demand for the fuel to fire power plants, heat homes and serve as a chemical feedstock outstripped the petroleum industry's ability to tap new reserves. In the 1990’s, the popularity of natural gas as an economic and environmentally benign fossil fuel made it the fuel of choice for power generation.

By the year 2000, the U.S. economy was thriving, fueled by cheap energy. To meet the growing need for electricity, U.S. utilities ordered 180,000 Megawatts of gas-fired power plants to be installed by 2005. This was, by far, the largest amount of power generation capacity ever installed in such a short period. As a result, the U.S. electricity supply margins and its economy became dependent on natural gas availability and price. Today, any new electricity capacity brought on line is generated by natural gas, rather than oil, coal, water or nuclear. This has prompted the National Petroleum Council to predict that electricity generation will be responsible for 47% of the increase in natural gas consumption between 1998 and 2010.

U.S. Dependency

The United States currently depends on natural gas for approximately 23% of its total primary energy requirements. But with its commitment to the use of natural gas, particularly in the electricity sector, the U.S. now finds itself with a supply shortage at a time of increased demand.

From 1990 through 2003, natural gas consumption in the United States increased by 14%. In 2004, natural gas demand was expected to increase by 1.1% due to increasing economic growth, the continuing rise in electricity demand, and below-average hydroelectric power levels in the Pacific Northwest. Demand growth in 2005 is expected to be flat as natural gas end-use prices remain high. Still, consumption is expected to increase at an average rate of 1.8% per year to 35 trillion cubic feet (Tcf) per year in 2025, from 22 Tcf in 2003 - a 50% increase over the next two decades.

The demand for natural gas is further influenced by the crude oil market. Although crude oil and natural gas are two separate commodities, their prices have historically been correlated at irregular intervals. Strong oil prices generally keep natural gas prices elevated because fuel oil is a possible substitute for natural gas. As the price of crude oil increases, some industries switch to natural gas. This is particularly true in the electricity sector.

The Supply Shortage

Presently, the United States relies on three sources for its natural gas. Domestic production accounts for 80% of supply. Imports from Canada, mainly the western provinces of Alberta, British Columbia and Saskatchewan provide an additional 17%. Imports of liquefied natural gas make up the remainder.

According to the Macro Energy Outlook 2006 a report produced by Simmons & Company, a recognized authority in the energy industry, domestic natural gas production was expected to decrease from 51.2 billion cubic feet per day (Bcfd) to 49.1 Bcfd in 2005, a decrease of 4%. This same report indicates that domestic production is expected to continue to decline over the next several years resulting in a production rate of 45.3 Bcfd by 2010, a decrease of 8% from 2005 levels. According to the report, high natural gas prices resulted in strong natural gas-directed drilling activity during 2005, however, an uncharacteristically harsh hurricane season in the U.S. Gulf Coast caused significant damage to production infrastructure in that area and had a large negative impact on natural gas production. Production is expected to continue to fall through 2010 despite high levels of industry activity. As indicated in Simmons & Company’s Macro Energy Outlook 2006, issued January 18, 2006, “While we expect domestic drilling activity to increase by 15% in 2006, we do not expect the rig fleet to grow rapidly enough to maintain current production levels.”

According to the Energy Information Administration’s Annual Energy Outlook 2006, despite rising new natural gas well completions, high drilling rates are expected to only modestly improve U.S. domestic production levels to 21.2 Tcf by 2025. Many of the wells that have produced abundant quantities of natural gas since the 1980s and 1990s are in terminal decline, yielding rapidly diminishing returns. These waning reserves have not become readily apparent because the natural gas industry has been bringing new fields online in a frantic effort to keep production levels from dropping too rapidly. Unfortunately, newer plays tend to be smaller and are produced (and depleted) quickly in the effort to maintain overall production levels. Whereas the first year depletion rate of a typical new natural gas well drilled in 1997 was21%, in 2005 the rate was 30%, meaning that new wells are soon depleted and must be replaced. Since nearly half of the U.S. natural gas supply is coming from wells that have been drilled in the past five years, this declining trend is likely to continue.

Canadian Gas Declining

Historically, the United States has looked to Canada for approximately 15% of its natural gas supply. But Canada faces many of the same supply challenges as the United States. While Canadian demand for gas is growing, Canadian producers are also struggling with declining output from mature fields. With gas imports from Canada expected to remain flat at 9.9 Bcfd between 2005 and 2006, and expected to fall to 9.4 Bcfd by 2010, it is unlikely that the U.S. can look to Canada to soften the supply gap anytime soon.

Commodity Price Volatility

Oil and natural gas prices are volatile and subject to a number of external factors.  Prices are cyclical and fluctuate as a result of shifts in the balance between supply and demand for oil and natural gas, world and North American market forces, conflicts in middle eastern countries, inventory and storage levels, OPEC policy, weather patterns and other factors. OPEC supply curtailment, tensions in the middle east, increased demand in China and low North American crude stocks have kept crude oil prices high.  Natural gas prices are greatly influenced by market forces in North America since the primary source of supply is contained within the continent.  Market forces include the industry's ability to find new production and reserves to offset declining production, economic factors influencing industrial demand, weather patterns affecting heating demand and the price of oil for fuel switching.

Seasonality

The exploration for oil and natural gas reserves depends on access to areas where operations are to be conducted.  Seasonal weather variations, including freeze-up and break-up affect access in certain circumstances.  Natural gas is used principally as a heating fuel and for power generation.  Accordingly, seasonal variations in weather patterns affect the demand for natural gas.  Depending on prevailing conditions, the prices received for sales of natural gas are generally higher in winter than summer months, while prices are generally higher in summer than spring and fall months.

OUR PROPERTIES

Arkoma Basin Arkansas - Fayetteville Shale Program

We have committed to an initial $16 million joint venture in the Fayetteville Shale of the Arkoma Basin with Kerogen Resources. We believe that this area has the ability to deliver similar results to the trend setting Barnett Shale of the Fort Worth Basin. We and Kerogen have an equal 50% working interest position in approximately 17,000 gross acres leased to date in Conway and Faulkner Counties. A measured pace of additional leasing is planned to complement the 2007 drilling program. Based upon strong initial drilling results from major oil and gas companies just north of our land position, we believe that the Fayetteville Shale program has the potential to be a major growth initiative. As at October 31, 2006, we had advanced approximately $6.8 million to fund our share of land costs incurred to date. The remaining capital commitment of $9.2 million is expected to be incurred within the next 12 to 18 months and will be used to fund $2.8 million of seismic expenditures and $6.4 million of drilling costs.

The first vertical test well of the Fayetteville joint venture has commenced drilling. Concurrent with the first drilling operation, a new multi-component 3-D seismic survey has also commenced. Once the seismic program and the vertical test well have been completed and interpreted, we plan on initiating a multi-well horizontal drilling program.

The experience gained on the initial test wells will guide the drilling and completions planned for the overall 2007 drilling program. We recognize that there will be unique formation properties that require well by well analysis to determine the optimum horizontal well planning and fracture stimulation programs.

Our strategy is to establish commercial production from the Fayetteville in the joint venture controlled areas that will be capable of accessing current and expanded pipeline connectivity. Expectations are to participate in the drilling of between five and ten wells during the next twelve months. Working interests will vary for the joint venture as a combination of pooled and 100% joint venture lands will be drilled. The key business issues associated with the Fayetteville include optimizing drilling and completion costs in the area as the service industry matures along with assessing the optimum multi-stage stimulation programs in the horizontal wells.

One of our longer term objectives is to capitalize on the technical and business experience gained in the United States by selecting the most favorable shale gas areas in Canada and establishing an early land position in those areas.

Greater Fort Worth Basin Texas - Barnett Shale Program

We believe that a major shift is unfolding in the recognition and commercialization of unconventional gas reservoirs. Specifically, commercial shale gas production in the United States is emerging as a cornerstone of the overall North American gas supply. In October of 2005, we successfully initiated a business relationship with a focused shale gas company, Kerogen Resources Inc., or Kerogen, of Houston, Texas. The principals of Kerogen and Ron Hietala, a director and officer of ours, have a long history of working together and developing new opportunities. We believe that the Kerogen team has a well established track record in shale gas and unconventional reservoir development.

We have acquired a 30% working interest position in a five county joint venture program with Kerogen. The five counties are located in the South Fort Worth Basin and include Johnson, Hood, Hill, Sommerville and Bosque. To date, approximately 13,000 gross acres have been leased. One new ten square mile 3-D seismic survey has been shot over an acreage tract in Hill County.. As of October 31, 2006, we have expended approximately $2.2 million in prospect fees, land costs and, geological and geophysical expenditures.

We have participated in four lower working interest (approximately 6%) horizontal wells (One in Johnson County and three in Hill County). The four wells which are all currently producing had initial gross production rates of between 400 mcf/day (million cubic feet per day) and 2,800 mcf/day. These initial production rates should stabilize at lower levels over the next six to twelve months. We have spent approximately $627,000 on drilling and completing these four wells. The Kerogen joint venture plans further drilling over the next twelve months which will be a combination of traditional Barnett programs and new opportunities which have been identified by recent industry drilling and the proprietary 3-D seismic acquired by the joint venture.

The key considerations in the established areas of the Barnett are related primarily to operational and engineering issues (completion methods, production infrastructure, etc). Unless there is strong technical evidence of a possible major undeveloped area, we are planning on investing only in the established production areas in the Barnett. A particular focus will be given to selecting projects that have short pipeline connection timeframes. The working interests achieved in these new projects will vary depending on the acreage tracts available and the business risks attributed to each project.

States of Colorado, Montana and Wyoming - Rocky Mountain Program

The Rocky Mountain region of the Western United States presents opportunities that bear many of the positive attributes of the Alberta Deep Basin. The Rocky Mountain core area strategy for us has been to identify higher-risk, large growth potential projects that have low to moderate acreage costs which can also be readily leased.

We have embarked on a joint venture with Hunter Energy LLC (“Hunter”) of Denver, Colorado. Hunter has developed an extensive project inventory based on an analysis of each of the Western United States’ sub-basins, and the team of geo-scientists and engineering specialists has selected those which demonstrate key indicators for major new hydrocarbon accumulations. In turn, we have made an initial commitment to participate in the drilling of three new projects, each of which are anticipated to require multiple wells to evaluate the acreage positions currently held by the joint venture.

We have a 25% working interest in the three new Hunter Energy projects. The project areas are geographically located in north-western Colorado, south-western Wyoming, and northern Montana. The gross acreage position in the three areas is approximately 77,000 acres. We have advanced approximately $2.4 million dollars in land and prospect fees relating to this project.

An initial exploration test well was drilled on the north-western Colorado project at a cost of approximately $1.2 million net to us. Production was not established from this first well. Plans for the north-west Colorado project include working with area operators to continue the exploration program, which we believe should be very active. Drilling on the south west Wyoming project and the Montana project are anticipated to commence in 2007 with consideration being given to service industry equipment availability and prevailing short-term winter weather conditions. It is anticipated that our share of costs to drill these two wells will be approximately $1.6 million.

The re-evaluation of the Rocky Mountain basins has identified significant opportunities which were not the prime targets at the time of previous and deeper drilling by the industry. The predominant issues associated with the shallower Rocky Mountain project areas are reservoir permeability and the occurrence of local fresh waters being present.

Alberta Canada Deep Basin - Western Canadian Program

As a direct result of our experienced Deep Basin team, our first exploration program was in this area. The Alberta Deep Basin is a long-term gas exploitation area located primarily in northwestern Alberta. Some of the early wells drilled by Canadian Hunter resulted in very prolific wells during the 1970’s and 1980’s. Since then, over 6 TCF (Trillion Cubic Feet) of gas has been produced by the key industry producers in this Basin.

There are three new conditions which should generate new production for companies committed to a long-term strategy in the Deep Basin. The first significant development is the co-mingling of gas from a variety of the possible seventeen separate geologic horizons in the Deep Basin. The co-mingling of these multiple productive zones greatly improves the economics of a project. The second significant development is the downspacing from one well per section (640 acres) down to four wells per section which provides a more efficient recovery of the resources. The third significant development is the availability of extensive 3-D seismic data covering multiple townships of the Deep Basin. We have licensed a 120 square mile seismic data set, at a cost of approximately $1.3 million, to assist in the generation of the most prospective drilling sites.

Two controlling factors that influence the development of new drilling locations are land availability and increasing costs of placing a well on production. Access to land has improved and completion costs appear to have peaked. To date, we have access to thirty-one sections of land (approximately 20,000 gross acres), which are in various stages of earning with a number of joint venture partners.

We have participated in drilling and/or completing six Deep Basin wells at a total cost of approximately $2.7 million net to us. In addition, one well is currently drilling. Of the six wells, three are waiting on completion, two wells tested gas at rates lower than economic for pipeline connections and one well tested fresh water. The well currently being drilled is the first location to combine both shallow and deep exploration targets. Our operating subsidiary Elmworth Energy Corporation has a 20% working interest in this well and has advanced $417,000 to a joint venture partner to fund its share of the anticipated drilling costs for this well.

Our strategy is to participate in selective drilling opportunities at a working interest of between 20% and 35%. The multi-horizon Deep Basin area provides improved financial returns to companies that plan, and execute, multi-well programs which reduce geologic risk and individual well costs. We currently have a strong inventory of drilling locations and the focus will be to appropriately access the land and generate a return on our investment to date.

COMPETITORS

In the Deep Basin area of Western Canada, we have several active competitors and many potential competitors, including all public and private oil and gas exploration companies in North America as well as select companies from China and Europe.

Some of the larger and well capitalized companies that are actively exploring and producing from the Deep Basin area include BP Canada Energy Company, Burlington Resources Canada Ltd., Devon Canada Corporation, and Talisman Energy Inc. Each of these companies has significant existing cash flow, capital budgets and in-house expertise to continue seeking additional oil and gas reserves in the Deep Basin.

In the Barnett Shale area located in the Greater Fort Worth Basin of Texas, we compete with a number of larger well known oil and gas exploration companies such as Burlington Resources, Devon Energy, EOG Resources, Encana, Murphy Oil and Quicksilver Resources. Each of these companies has significant financial resources as well as specialized engineering expertise in the area which makes them formidable competitors. Due to the area’s significant potential upside, the Barnett Shale has recently attracted a great deal of interest from numerous other companies and it is expected that the competition for land, personnel and equipment will become more intense over the months and years ahead.

In the Fayetteville Shale area located in the Arkoma Basin in Arkansas, we compete with several large and well known public and private companies such as Southwestern Energy Corporation, Chesapeake Energy Resources, and Hallwood Petroleum. This is one of new emerging shale gas areas and is attracting a great deal of industry interest. Competition for equipment, personnel and services is expected to be similar to the Barnett Shale area.

GOVERNMENTAL REGULATIONS

Canada

The oil and natural gas industry in Canada is subject to extensive controls and regulations imposed by various levels of government. We do not expect that any of these controls or regulations will affect our operations in a manner materially different than they would affect other oil and gas industry participants of similar size.

In addition to federal regulation, each province has legislation and regulations which govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of oil and natural gas production. Royalties payable on production from lands other than government lands are determined by negotiations between the mineral owner and the lessee. Royalties on government land are determined by government regulation and are generally calculated as a percentage of the value of gross production, and the rate of royalties payable generally depends upon prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced.

In Alberta, the royalty reserved to the Crown in respect of natural gas production, subject to various incentives, is between 15% and 30%, in the case of new natural gas, and between 15% and 35%, in the case of old natural gas, depending upon a prescribed or corporate average reference price. Natural gas produced from qualifying exploratory natural gas wells spudded or deepened after July 31, 1985 and before June 1, 1988 is eligible for a royalty exemption for a period of 12 months, up to a prescribed maximum amount. Natural gas produced from qualifying intervals in eligible gas wells spudded or deepened to a depth below 2,500 meters is also subject to a royalty exemption, the amount of which depends on the depth of the wells.

The North American Free Trade Agreement among the governments of Canada, the United States and Mexico became effective on January 1, 1994. NAFTA carries forward most of the material energy terms that are contained in the Canada-U.S. Free Trade Agreement. Subject to the General Agreement on Tariffs and Trade, Canada continues to remain free to determine whether exports of energy resources to the United States or Mexico will be allowed, so long as any export restrictions do not:

●
reduce the proportion of energy resources exported relative to total supply (based upon the proportion prevailing in the most recent 36 month period or another representative period agreed upon by the parties);

●	impose an export price higher than the domestic price (subject to an exception that applies to some measures that only restrict the value of exports); or

●	disrupt normal channels of supply.

All three countries are prohibited from imposing minimum or maximum export or import price requirements, with some limited exceptions.

United States

Our operations are or will be subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; implementing spill prevention plans; submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface usage and the restoration of properties upon which wells have been drilled, the plugging and abandoning of wells and the transporting of production. Our operations are or will be also subject to various conservation matters, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we may be able to produce from our wells and to limit the number of wells or the locations at which we may be able to drill.

Our business is affected by numerous laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the oil and gas industry. We plan to develop internal procedures and policies to ensure that our operations are conducted in full and substantial environmental regulatory compliance.

Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

We believe that our operations comply in all material respects with applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive an effect on our operations than on other similar companies in the energy industry. We do not anticipate any material capital expenditures to comply with federal and state environmental requirements.

ENVIRONMENTAL

Canada

The oil and natural gas industry is governed by environmental regulation under Canadian federal and provincial laws, rules and regulations, which restrict and prohibit the release or emission and regulate the storage and transportation of various substances produced or utilized in association with oil and natural gas industry operations. In addition, applicable environmental laws require that well and facility sites be abandoned and reclaimed, to the satisfaction of provincial authorities, in order to remediate these sites to near natural conditions. Also, environmental laws may impose upon “responsible persons” remediation obligations on property designated as a contaminated site. Responsible persons include persons responsible for the substance causing the contamination, persons who caused the release of the substance and any present or past owner, tenant or other person in possession of the site. Compliance with such legislation can require significant expenditures. A breach of environmental laws may result in the imposition of fines and penalties and suspension of production, in addition to the costs of abandonment and reclamation.

In Alberta, all applicable environmental laws are consolidated in the Alberta Environmental Protection and Enhancement Act. Under this Act, environmental standards and requirements applicable to compliance, cleanup and reporting have been made more strict. Also, the range of enforcement actions available and the severity of penalties have been significantly increased. These changes will have an incremental increase in the cost of conducting oil and natural gas operations in Alberta.

In 1994, the United Nations' Framework Convention on Climate Change came into force and three years later led to the Kyoto Protocol which requires, upon ratification, nations to reduce their emissions of carbon dioxide and other greenhouse gases. In December 2002, the Canadian federal government ratified the Kyoto Protocol. If certain conditions are met and the Kyoto Protocol enters into force internationally, Canada will be required to reduce its greenhouse gas (GHG) emissions. Currently the upstream crude oil and natural gas sector is in discussions with various provincial and federal levels of government regarding the development of greenhouse gas regulations for the industry. It is premature to predict what impact these potential regulations could have on us but it is possible that we would face increases in operating costs in order to comply with a GHG emissions target.

United States

Operations on properties in which we have an interest are subject to extensive federal, state and local environmental laws that regulate the discharge or disposal of materials or substances into the environment and otherwise are intended to protect the environment. Numerous governmental agencies issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial administrative, civil and criminal penalties and in some cases injunctive relief for failure to comply.

Some laws, rules and regulations relating to the protection of the environment may, in certain circumstances, impose “strict liability” for environmental contamination. These laws render a person or company liable for environmental and natural resource damages, cleanup costs and, in the case of oil spills in certain states, consequential damages without regard to negligence or fault. Other laws, rules and regulations may require the rate of oil and gas production to be below the economically optimal rate or may even prohibit exploration or production activities in environmentally sensitive areas. In addition, state laws often require some form of remedial action, such as closure of inactive pits and plugging of abandoned wells, to prevent pollution from former or suspended operations.

Legislation has been proposed in the past and continues to be evaluated in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as “hazardous wastes.” This reclassification would make these wastes subject to much more stringent storage, treatment, disposal and clean-up requirements, which could have a significant adverse impact on operating costs. Initiatives to further regulate the disposal of oil and gas wastes are also proposed in certain states from time to time and may include initiatives at the county, municipal and local government levels. These various initiatives could have a similar adverse impact on operating costs.

The regulatory burden of environmental laws and regulations increases our cost and risk of doing business and consequently affects our profitability. The federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the “Superfund” law, imposes liability, without regard to fault, on certain classes of persons with respect to the release of a “hazardous substance” into the environment. These persons include the current or prior owner or operator of the disposal site or sites where the release occurred and companies that transported, disposed or arranged for the transport or disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for the federal or state government to pursue such claims.

It is also not uncommon for neighboring landowners and other third parties to file claims for personal injury or property or natural resource damages allegedly caused by the hazardous substances released into the environment. Under CERCLA, certain oil and gas materials and products are, by definition, excluded from the term “hazardous substances.” At least two federal courts have held that certain wastes associated with the production of crude oil may be classified as hazardous substances under CERCLA. Similarly, under the federal Resource, Conservation and Recovery Act, or RCRA, which governs the generation, treatment, storage and disposal of “solid wastes” and “hazardous wastes,” certain oil and gas materials and wastes are exempt from the definition of “hazardous wastes.” This exemption continues to be subject to judicial interpretation and increasingly stringent state interpretation. During the normal course of operations on properties in which we have an interest, exempt and non-exempt wastes, including hazardous wastes, that are subject to RCRA and comparable state statutes and implementing regulations are generated or have been generated in the past. The federal Environmental Protection Agency and various state agencies continue to promulgate regulations that limit the disposal and permitting options for certain hazardous and non-hazardous wastes.

We have established guidelines and management systems to ensure compliance with environmental laws, rules and regulations. The existence of these controls cannot, however, guarantee total compliance with environmental laws, rules and regulations. We believe that the operator of the properties in which we have an interest is in substantial compliance with applicable laws, rules and regulations relating to the control of air emissions at all facilities on those properties. Although we maintain insurance against some, but not all, of the risks described above, including insuring the costs of clean-up operations, public liability and physical damage, there is no assurance that our insurance will be adequate to cover all such costs, that the insurance will continue to be available in the future or that the insurance will be available at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our financial condition and operations. Compliance with environmental requirements, including financial assurance requirements and the costs associated with the cleanup of any spill, could have a material adverse effect on our capital expenditures, earnings or competitive position. We do believe, however, that our operators are in substantial compliance with current applicable environmental laws and regulations. Nevertheless, changes in environmental laws have the potential to adversely affect operations. At this time, we have no plans to make any material capital expenditures for environmental control facilities.

RESEARCH AND DEVELOPMENT

Our business plan was initially focused on an exploration and drilling program in the Northwest Alberta region of Canada. To date, execution of our business plan has largely focused on acquiring prospective leases in the Fayetteville Shale area, Barnett Shale area and Rocky Mountains from which we intend to actively explore and build a production base from.

EMPLOYEES

As of February 28, 2007, we had five full time employees, including our President, Chief Financial Officer, Chief Operating Officer, Land Manager and our office manager. We consider our relations with our employees to be good.

DESCRIPTION OF PROPERTIES

We maintain our principal office at 1110, 521-3rd Ave. SW, Calgary, Alberta, Canada T2P 3T3. Our telephone number at that office is (403) 262-4471 and our facsimile number is (403) 262-4472. Our current office space consists of approximately 1,880 square feet. The lease runs until September 30, 2009 at a cost of $4,750 Cndn (approximately $4,127 US based on current exchange rates) per month. We anticipate that we will need additional office space and facilities in the near future as we hire additional personnel but we do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Names:	Ages	Titles:	Board of Directors
Mark G. Gustafson	47	President, Chief Executive Officer	Director
Ron W. Hietala	53	President - Elmworth Energy Corporation; President - Triangle USA Petroleum Corporation	Director
Troy T. Wagner	37
Chief Operating Officer and Vice-President Engineering, Chief Operating Officer and Vice-President Engineering - Elmworth Energy Corporation, Chief Operating Officer and Vice-President Engineering - Triangle USA Petroleum Corporation

Aly Khan Musani	34	Chief Financial Officer, Secretary and Treasurer; Chief Financial Officer - Elmworth Energy Corporation; Chief Financial Officer - Triangle USA Petroleum Corporation
John D. Carlson	51		Director
Stephen A. Holditch	59		Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are three seats on our board of directors.

Currently, our Directors are not compensated for their services, although their expenses in attending meetings are reimbursed. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

Mark Gustafson has been our President since May 16, 2005 and a Director since May 2005. From September 2004 until January 2006, Mr. Gustafson had been the President and CEO of Torrent Energy Corporation, , and between September 2004 and October 2006, Mr. Gustafson had been the Chairman and a director of Torrent, an Oregon based coalbed methane exploration and development company. Between April 1999 and August 2004, Mr. Gustafson was President of MGG Consulting, a private consulting firm. While at MGG Consulting, Mr. Gustafson provided consulting services to investment banks, oil and gas companies, and was a consultant Chief Financial Officer to several private companies. From August 1997 until March 1999, Mr. Gustafson was the President, Chief Executive Officer and a Director of Total Energy Services Ltd., a Calgary-based oilfield rental and gas compression company. Mr. Gustafson received his chartered accountant designation with Price Waterhouse in 1983 and received a bachelor’s degree in business administration from Wilfrid Laurier University in 1981.
.
Ron W. Hietala has been a director of Triangle Petroleum Corporation since June 2005. On June 28, 2005, Mr. Hietala was appointed President and Director of Elmworth Energy Corporation and on October 27, 2005 he was appointed President and Director of Triangle USA Petroleum Corporation, Triangle's wholly owned Alberta-based subsidiary. Elmworth Energy Corporation is the operating company that will carry out all oil and gas exploration activities for Triangle in Canada, whereas Triangle USA Petroleum will carry out all oil and gas exploration activities for Triangle in the United States. From March 2004 to June 2005, Mr. Hietala served as the President of Golden Eagle Energy Ltd., a private company focused on developing low to medium risk production in west central Alberta. Since 1995, Mr. Hietala has been the President and co-founder of Petro-Hunt Oil and Gas Ltd., a private company focused on providing business and technical evaluation expertise to non-industry operating partners. Mr. Hietala entered the oil and gas business in 1973 with Imperial Oil Limited as a petrophysicist. During the period of 1973 to 1976 Mr. Hietala was involved with Imperial’s Western Canadian exploration and development programs including the active programs of the northern Mackenzie Delta. An active role was taken to develop an understanding of the reservoir production characteristics in the large production base at Imperial Oil. In 1977, Mr. Hietala joined Canadian Hunter Exploration Limited in the capacity of petrophysicist and reservoir evaluation specialist. He held numerous senior level positions, eventually being appointed Vice President and Director of Canadian Hunter Exploration Limited. He was a team contributor to the multitude of discoveries made by Canadian Hunter in Alberta, British Columbia and Saskatchewan.

Troy Wagner has been our Chief Operating Officer and Vice-President Engineering since August 8, 2006. Mr. Wagner has spent the past 10 years at a publicly traded oil and gas company where he was Vice-President Operations of two companies with combined production of approximately 36,000 barrels of oil equivalent per day, a capital expenditure budget of $160 million Cndn and an operating budget of $110 million Cndn. His responsibilities included leading the technical teams (engineering and geoscience) and field based staff, approving all capital projects, managing budgets and integrating acquisitions. Mr. Wagner earned a Bachelor of Science in Mechanical Engineering from the University of Calgary (1992) and a Masters of Business Administration from Queens University in Kingston (2003).

Aly Khan Musani has been our Chief Financial Officer since November 2005 and our Secretary and Treasurer since March 2006. Mr. Musani is also the Chief Financial Officer for Elmworth Energy Corporation and Triangle USA Petroleum Corporation, our wholly-owned subsidiaries. Between 1999 and October 2005, Mr. Musani has been the financial controller for Chinook Drilling Inc. and Blackbird Well Servicing Inc., Calgary, Alberta, Canada based oil drilling companies. Mr. Musani has also been a senior accountant for Deloitte & Touche, an intermediate accountant for Stampeder Exploration Ltd. and a staff accountant for Arthur Andersen. Mr. Musani received his Bachelor’s degree in commerce from the University of Calgary in 1994 and is a Chartered Accountant (Canada).

John D. Carlson has been a director of Triangle Petroleum Corporation since June 2005. Since January 2006 Mr. Carlson has been President and CEO of Torrent Energy Corporation, an Oregon based coalbed methane exploration and development company. From March 2005 to December 2005, Mr. Carlson was chief operating officer of Methane Energy Corp., a wholly owned subsidiary corporation of Torrent Energy Corporation. Methane Energy Corp. is engaged in the business of coalbed methane exploration. Since August 2004, Mr. Carlson has been a director and consultant to Torrent Energy Corporation. From February 2004 to July 2004, Mr. Carlson was the President and a Director of Pacific Rodera Ventures Inc., a Calgary-based oil and gas exploration and development company. From September 2003 to January, 2004, Mr. Carlson was the Vice President of Operations for Pacific Rodera Ventures Inc. From September 2001 until December 2003, Mr. Carlson was the President of Samson Oil and Gas Inc., a Hobbema, Alberta-based oil and gas exploration and development company. Between January 2001 and August 2001, Mr. Carlson was the General Manager of Samson Oil and Gas Inc., a Hobbema, Alberta-based oil and gas exploration and development company. Between 1984 and 2000, Mr. Carlson was an Associate and Senior Petroleum Engineer for Sproule Associates, Ltd. Mr. Carlson is a registered professional engineer and received a bachelor of science degree in civil engineering from the University of Calgary in 1977.

Stephen A. Holditch has been a director of Triangle Petroleum Corporation since February 2006. Since January 2004, Mr. Holditch has been the Head of the Department of Petroleum Engineering at Texas A&M University. Since 1976 through the present, Mr. Holditch has been a faculty member at Texas A&M University, as an Assistant Professor, Associate Professor, Professor and Professor Emeritus. Since its founding in 1977 until 1997, when it was acquired by Schlumberger Technology Corporation, Mr. Holditch was the Founder and President of S.A. Holditch & Associates, Inc., a petroleum technology consulting firm providing analysis of low permeability gas reservoirs and designing hydraulic fracture treatments. Mr. Holditch previously worked for Shell Oil Company and Pan American Petroleum Corporation. Mr. Holditch is a registered professional engineer in Texas, has received numerous honors, awards and recognitions and has authored or co-authored over 100 publications on the oil and gas industry. Mr. Holditch received his B.S., M.S. and Ph.D. in Petroleum Engineering from Texas A&M University in 1969, 1970 and 1976, respectively.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal years ending January 31, 2005, 2004 and 2003 exceeded $100,000:

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Fiscal Year	Annual Salary ($)	Annual Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Mark Gustafson, President (1)	2006	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

Ron Hietala, President - Elmworth (2)	2006	0	0	160,000	0	0	0	0
	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

Sergei Stetsenko, President (1)	2006	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

(1) Mr. Stetsenko resigned on May 16, 2005 and Mr. Gustafson was appointed the same day.

(2) We entered into an consulting agreement in June 2005, pursuant to which Mr. Hietala agreed to serve as President of our two wholly-owned subsidiaries, Elmworth Energy Corporation and Triangle USA Petroleum Corporation.

We did not pay any salaries in 2005. On two separate occasions, February 2005 and March 2005, we paid a former director, Maryna Bilynska, $4,000 on each occasion, and $10,000 in June 2005.

Option/SAR Grants in Fiscal Year Ended January 31, 2006

Name and Position	Number of Units

Steve Holditch -Consultant	200,000
Aly Musani - Chief Financial Officer	200,000
Mac Jervey - Consultant	200,000
Art Bowman - Consultant	200,000
Neil McPherson - Consultant	200,000
Larry Smith - Consultant	100,000
Clarence Campbell - Consultant	100,000
Anita Livingstone - Employee	50,000
Tom Davis - Consultant	20,000
Amos Nur - Consultant	20,000
Lucien Celli - Consultant	20,000
Rick Bartlett - Consultant	20,000

Executives as a Group (1 person)	200,000

Non-Executive Officer Employees and Consultants as a Group (11 persons)	1,130,000

Stock Option Plans

On August 5, 2005, our Board of Directors approved a 2005 Incentive Stock Plan, which will provide 2,000,000 shares of common stock to be issued pursuant to stock options or stock grants. The stock option plan is administered directly by our board of directors.

Subject to the provisions of the stock option plan, the board will determine who shall receive stock options and stock grants, the number of shares of common stock that may be purchased under the options or the number of shares of common stock granted, the time and manner of exercise of options and exercise prices.

As of February 28, 2007, we have issued options to purchase 1,630,000 shares of our common stock pursuant to our Incentive Stock Plan and 370,000 shares of common stock are eligible to be issued pursuant to the plan.

Employment Agreements

Ron Hietala

On June 23, 2005, Elmworth Energy Corporation, our wholly-owned subsidiary, entered into a consulting agreement with RWH Management Services Ltd., pursuant to which Ron Hietala agreed to serve as the President of Elmworth Energy Corporation. Pursuant to the agreement, Mr. Hietala receives annual compensation of $240,000, for a period of two years. The consulting agreement automatically renews for one year periods unless terminated pursuant to the agreement. Either Elmworth or Mr. Hietala may terminate the agreement on three month’s prior written notice.

Aly Musani

Effective November 14, 2005, we entered into an employment agreement with Aly Musani to serve as our Chief Financial Officer and as Chief Financial Officer for Elmworth Energy Corporation, our wholly-owned subsidiary. Pursuant to the agreement, Mr. Musani receives an annual salary of $120,000. In addition, Mr. Musani is entitled to receive an annual bonus based upon mutually agreed upon targets. Additionally, Mr. Musani received 50,000 stock options upon execution of the agreement, in April 2006 and October 2006 and will receive 50,000 options in April 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

On January 19, 2006, we paid $30,000 Cndn (approximately $26,023 US based on current exchange rates) for prospect fees to Petro Hunt Oil & Gas Ltd., a company in which Ron Hietala, one of our directors, is the President and beneficial owner.

Between June and August 2005, our President donated consulting services to us in the amount of $3,000.

On June 2, 2005, Triangle Petroleum Corporation entered into agreements with Ron W. Hietala and Ron Kinniburgh, pursuant to which Mr. Hietala and Mr. Kinniburgh each purchased 2,000,000 shares of our common, for which each paid $20,000. The securities were issued in a private placement transaction pursuant to Regulation S under the Securities Act of 1933, as amended. Mr. Hietala is a shareholder and beneficial owner of Triangle Petroleum Corporation. Mr. Kinniburgh is a beneficial owner of Triangle Petroleum Corporation. On June 30, 2005, we entered into an agreement with Mr. Kinniburgh, pursuant to which Mr. Kinniburgh agreed to return the 2,000,000 shares of common stock to us in exchange for the return of his original purchase price of $20,000.

On June 2, 2005, John D. Carlson purchased 1,500,000 shares of our common stock from Mark Gustafson in a private transaction. Mr. Carlson and Mr. Gustafson are both directors and beneficial owners of Triangle Petroleum Corporation.

On May 12, 2005, Sergei Stetsenko, our then president and member of the board of directors returned 34,300,000 shares of our common stock to us. The shares were returned as a result of a preliminary report issued in connection with our mining property that reflected that there was no mineralized material located on the property.

On May 12, 2005, Mark Gustafson purchased 4,000,000 restricted shares of our common stock from us in consideration of $40,000 in cash.

During the year ended January 31, 2005, Sergei Stetsenko, our then president and member of the board of directors, donated $2,250 in consulting services and $900 in office rent.

During the year ended January 31, 2005, Maryna Bilynska, our then secretary, donated $2,250 in consulting services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 28, 2007.

● by each person who is known by us to beneficially own more than 5% of our common stock;

● by each of our officers and directors; and

● by all of our officers and directors as a group.

NAME AND ADDRESS OF OWNER	TITLE OF CLASS	NUMBER OF SHARES OWNED(1)		PERCENTAGE OF CLASS PRIOR TO/AFTER OFFERING(2)

Mark Gustafson	Common Stock	2,525,000		7.65%
10691 Rosecroft Crescent
Richmond, BC V7A 2H9 Canada

Aly Musani	Common Stock	100,000	(4)	*
3436 6th Street SW
Calgary, Alberta T2M 2M4 Canada

John D. Carlson	Common Stock	1,500,000		4.55%
Box 13, Site 8, RR 1
Priddis, Al, T0L 1W0 Canada

Ron W. Hietala	Common Stock	2,000,000		6.06%
86 Bearspaw View NW
Calgary, Al T3R 1A4 Canada

Stephen A. Holditch	Common Stock	144,600	(4)	*
8600 Rosewood Drive
College Station, Texas 77845

Troy T. Wagner	Common Stock	120,000	(4)	*
219 Wildwood Drive SW
Calgary, Al T3C 3E2 Canada

All Officers and Directors	Common Stock	6,416,600	(5)	19.25%
As a Group (6 persons)

* Less than 1%.

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 28, 2007 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Based upon 32,996,789 shares issued and outstanding on February 28, 2007.

(4) Represents shares of common stock underlying options that are currently exercisable or exercisable within 60 days.

(5) Includes 340,000 shares of common stock underlying options that are currently exercisable or exercisable within 60 days.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, par value $.0001. As of February 28, 2007, there were 32,996,789 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

The transfer agent of our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004-1123.

PREFERRED STOCK

We are not authorized to issue any shares of preferred stock.

OPTIONS

As of February 28, 2007, we have issued 1,630,000 options to purchase shares of our common stock pursuant to our Incentive Stock Plan.

WARRANTS

In connection with a Securities Purchase Agreement dated June 14, 2005, we issued 6,000,000 warrants to purchase shares of common stock. The warrants are exercisable until June 15, 2008 at a purchase price of $1.00 per share.

CONVERTIBLE SECURITIES

On June 14, 2005, we entered into a securities purchase agreement with a single accredited investor pursuant to which the investor purchased an 8% convertible debenture with a principal amount of $1,000,000, and a warrant to purchase 1,000,000 shares of our common stock, exercisable at a price of $1.00 per share until June 15, 2008. Pursuant to the securities purchase agreement, the investor had the right during the next 60 days, but not the obligation, to purchase up to $5,000,000 of additional convertible debentures and warrants to purchase 5,000,000 shares of common stock. The investor exercised the purchase right and invested the additional $5,000,000 on July 14, 2005, in exchange for an 8% convertible debenture with a principal amount of $5,000,000, and a warrant to purchase 5,000,000 shares of our common stock, exercisable at a price of $1.00 per share until June 15, 2008.

The convertible debenture is due and payable on June 10, 2007. The principal and accrued interest on the convertible debenture may be converted into shares of our common stock at a rate of $1.00 per share, at the option of the holder. The investor has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. As of February 28, 2007, $2,750,000 of the convertible debentures remained outstanding.

December 8, 2005 Secured Convertible Debenture Financing

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners L.P., an accredited investor, on December 8, 2005 for the sale of $15,000,000 in secured convertible debentures. The investors provided us with an aggregate of $15,000,000 as follows:

•       $5,000,000 was disbursed on December 8, 2005;

•       $5,000,000 was disbursed on January 17, 2006; and

•       $5,000,000 was disbursed on June 1, 2006.

The secured convertible debentures bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $5.00 or (ii) 90% of the average of the three lowest daily volume weighted average prices of our common stock, as quoted by Bloomberg, LP, of the 10 trading days immediately preceding the date of conversion. Accordingly, there is in fact no limit on the number of shares into which the secured convertible debentures may be converted. As of February 28, 2007, the average of the three lowest intraday trading prices for our common stock during the preceding 10 trading days as quoted by Bloomberg, LP was $2.6266 and, therefore, the conversion price for the secured convertible notes was $2.36394. Based on this conversion price, the $13,000,000 in secured convertible debentures remaining outstanding, excluding interest, were convertible into 5,499,294 shares of our common stock. The sale of such a large number of shares of common stock could significantly deflate the market price of our common stock, which would have the further effect of requiring us to issue additional shares upon conversion of the secured convertible debentures. Depending on our stock price, the conversion of the secured convertible debentures could lead to the sale of potentially controlling amounts of shares of common stock.

The investor has contractually agreed to restrict its ability to convert the debentures and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.9% of the then issued and outstanding shares of common stock.  In addition, the investor is restricted from converting more than $1,500,000 in principle amount of the debenture in any thirty day period, with no more than $1,500,000 of such amount at the variable market conversion price.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date provided that the closing bid price of our common stock, is less than $5.00 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 20% redemption premium, and accrued interest.

In connection with the Securities Purchase Agreement dated December 8, 2005, we granted the investor registration rights. We are obligated to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold. In the event of a default of our obligations under the Registration Rights Agreement, we are required pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the secured convertible debentures.

In connection with the Securities Purchase Agreement dated December 8, 2005, we and each of our subsidiaries executed security agreements in favor of the investor granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreements state that if an event of default occurs under the secured convertible debentures or security agreements, the investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

Sample Conversion Calculation

The number of shares of common stock issuable upon conversion of the secured convertible debentures is determined by dividing that portion of the principal of the secured convertible debentures to be converted and interest, if any, by the conversion price. For example, assuming conversion of the $13,000,000 of secured convertible debentures remaining as of February 28, 2007, at a conversion price of $2.36394 as of February 28, 2007, the number of shares issuable upon conversion would be:

$13,000,000/$2.36394 = 5,499,294 shares

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our secured convertible debentures, based on market prices 25%, 50% and 75% below the market price as of February 28, 2007 of $2.61.

		With	Number	% of
% Below	Price Per	Discount	of Shares	Outstanding
Market	Share	at 10%	Issuable	Stock

25%	$1.9575	$1.76175	7,379,027	18.28%
50%	$1.305	$1.1745	11,068,540	25.12%
75%	$0.6525	$0.58725	22,137,080	40.15%

December 28, 2005 Convertible Debenture And Warrants Financing

To obtain funding for our ongoing operations, we entered into Securities Purchase Agreements with two accredited investors on December 28, 2005 for the sale of (i) $10,000,000 in convertible debentures and (ii) warrants to purchase 1,250,000 shares of our common stock. The two accredited investors, Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG and Centrum Bank each subscribed for 50% of the total offering.

The investors provided us with an aggregate of $10,000,000 as follows:

•     $5,000,000 was disbursed on December 28, 2005; and

•     $5,000,000 was disbursed on January 23, 2006.

Pursuant to the Securities Purchase Agreements, we issued to each investor 625,000 warrants to purchase shares of common stock on December 28, 2005 and January 23, 2006, which warrants have expired.

The convertible debentures bear interest at 7.5%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at a rate of $4.00 per share. The investors have contractually agreed to restrict their ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of February 28, 2007, including the number of shares of common stock issuable upon the exercise of warrants held by the selling stockholders. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

	Beneficial Ownership Prior to this Offering (1)			Beneficial Ownership After this Offering (1) (2)
Selling Stockholder	Number of Shares	Percent of Class	Shares That May be Offered and Sold Hereby	Number of Shares	Percent of Class
Skylands Special Investment II LLC (3)	20,000	*	20,000	0	0
Skylands Quest LLC (3)	45,000	*	45,000	0	0
Skylands Special Investment LLC (3)	140,000	*	140,000	0	0
Harbour Holdings Ltd. (3)	295,000	*	295,000	0	0
Ironman PI Fund, L.P. (4)	500,000	1.52%	500,000	0	0
Maple Row Partners (5)	100,000	*	100,000	0	0
Insiders Trend Fund, LP (6)	50,000	*	50,000	0	0
Cutter Point Energy, LP (7)	90,439	*	90,439	0	0
Cutter Point Energy Offshore, Ltd. (7)	63,240	*	63,240	0	0
FrontPoint Energy Horizons Fund, L.P. (8)	1,000,000	3.03%	1,000,000	0	0
Mercury General Corporation (9)	45,476,	*	45,476,	0	0
Mercury Select Management Company (9)	50,845	*	50,845	0	0
Micro Cap Partners, L.P. (10)	2,000,000	6.06%	2,000,000	0	0
Palo Alto Small Cap Master Fund, L.P. (10)	2,000,000	6.06%	2,000,000	0	0
Palo Alto Global Energy Master Fund, L.P. (10)	2,000,000	6.06%	2,000,000	0	0
Adaly Opportunity Fund (11)	360,000	1.09%	360,000	0	0
The Strategic Opportunities Master Fund, L.P. (11)	440,000	1.33%	440,000	0	0
ING VP Natural Resources Trust (12)	26,300	*	26,300	0	0
ING Global Resources Portfolio (12)	151,600	*	151,600	0	0
ING Risk Managed Natural Resources Trust (12)	28,600	*	28,600	0	0
ING Global Resources (12)	5,500	*	5,500	0	0
GWL Canadian Resources (13)	177,200	*	177,200	0	0
London Life Canadian Resources (13)	111,300	*	111,300	0	0
AGF Canadian Resources (13)	711,500	2.16%	711,500	0	0

* Less than 1%.

(1)	Percentage calculated on the basis of 32,996,789 shares of common stock outstanding on February 28, 2007.

(2)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligations known to us to sell any shares of common stock at this time.

(3)	Charles A. Paquelet has voting and investment power of the shares that this selling stockholder owns.

(4)	G. Bryan Dutt has voting and investment power of the shares that this selling stockholder owns.

(5)	Eric Blattman has voting and investment power of the shares that this selling stockholder owns.

(6)	Anthony Marchere has voting and investment power of the shares that this selling stockholder owns.

(7)	Lawrence J. Policastro has voting and investment power of the shares that this selling stockholder owns.

(8)
FrontPoint Financial Horizons Fund GP, LLC is the general partner of FrontPoint Financial Horizons Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Financial Horizons Fund GP, LLC and, as such, has voting and dispositive power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the Board of Managers of FrontPoint Partners LLC and are members of its Management Committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Financial Horizons Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

(9)	Lawrence J. Policastro and Christopher Graves have voting and investment power of the shares that this selling stockholder owns.

(10)	Mark Shamia has voting and investment power of the shares that this selling stockholder owns.

(11)	Martin Braun has voting and investment power of the shares that this selling stockholder owns.

(12)	Neil Lukonis has voting power and Anthony Socci has investment power of the shares that this selling stockholder owns.

(13)	W. R. Farquharson has voting and investment power of the shares that this selling stockholder owns.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Manning Elliott LLP, Chartered Accountants, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at January 31, 2006 and 2005 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Triangle Petroleum Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

TRIANGLE PETROLEUM CORPORATION

INDEX TO FINANCIAL STATEMENTS

For the Years Ended January 31, 2006 and 2005 and accumulated from
December 11, 2003 (date of inception) to January 31, 2006

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets	F-2
Consolidated Statements of Operations	F-3
Consolidated Statements of Cash Flows	F-4
Consolidated Statement of Stockholders’ Equity	F-5
Notes to Consolidated Financial Statements	F-6 to F-18

Consolidated Balance Sheets:
October 31, 2006 (Unaudited) and January 31, 2006 (Audited)	F-19

Consolidated Statements of Operations:
Three and Nine Months Ended October 31, 2006 and 2005 and
Accumulated from December 11, 2003 (Date of Inception) to
October 31, 2006 (Unaudited)	F-20

Consolidated Statements of Cash Flows:
Nine Months Ended October 31, 2006 and 2005 (Unaudited)	F-21

Notes to Unaudited Consolidated Financial Statements:
October 31, 2006	F-22 to F-33

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Triangle Petroleum Corporation (formerly Peloton Resources Inc.)
(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of Triangle Petroleum Corporation (formerly Peloton Resources Inc.) (An Exploration Stage Company) as of January 31, 2006 and 2005 and the related consolidated statements of operations, cash flows and stockholders’ equity for the years then ended and accumulated for the period from December 11, 2003 (Date of Inception) to January 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Triangle Petroleum Corporation (formerly Peloton Resources Inc.), as of January 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended and accumulated for the period from December 11, 2003 (Date of Inception) to January 31, 2006, in conformity with generally accepted accounting principles used in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is in the exploration stage and has not generated any revenue since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

April 10, 2006

Triangle Petroleum Corporation (formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Consolidated Balance Sheets
(Expressed in U.S. dollars except per share amounts)

	January 31, 2006	January 31, 2005
	$	$
ASSETS

Current Assets

Cash and cash equivalents	17,394,422	148,102
Other current assets	406,356	–

Total Current Assets	17,800,778	148,102

Debt Issue Costs, net	903,158	–
Property and Equipment (Note 4)	69,266	–
Oil and Gas Properties, unproven (Note 5)	7,065,367	–
Total Assets	25,838,569	148,102

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	525,659	4,094
Accrued liabilities (Note 6)	1,116,613	3,750
Due to related parties (Note 8)	1,398	28,416

Total Current Liabilities	1,643,670	36,260

Asset Retirement Obligations (Note 5)	33,000

Convertible Debentures, less unamortized discount of $15,793,697 (Note 7)	9,306,303	–

Total Liabilities	10,982,973	36,260

Contingencies and Commitments (Notes 1, 5 and 12)
Subsequent Events (Note 14)

Stockholders’ Equity

Common Stock Authorized: 100,000,000 shares, par value $0.00001 Issued: 19,182,530 shares (2005 - 46,282,530 shares)	192	463

Additional Paid-In Capital	27,623,110	150,660

Donated Capital	11,400	8,400

Deferred Compensation (Note 9)	(4,486,667)	–

Deficit Accumulated During the Exploration Stage	(8,292,439)	(47,681)

Total Stockholders’ Equity	14,855,596	111,842

Total Liabilities and Stockholders’ Equity	25,838,569	148,102

The accompanying notes are an integral part of these consolidated financial statements

Triangle Petroleum Corporation (formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Consolidated Statements of Operations
(Expressed in U.S. dollars except per share amounts)

	Accumulated from December 11, 2003 (Date of Inception) to January 31, 2006	Year Ended January 31, 2006	Year Ended January 31, 2005
	$	$	$

Revenue	–	–	–

Operating Expenses

Depreciation	4,617	4,617	–
General and administrative	4,085,597	4,040,387	–
Impairment loss on oil and gas properties	1,017,713	1,017,713	–

Total Operating Expenses	5,107,927	5,062,717	–

Net Loss from Operations	(5,107,927)	(5,062,717)	–

Other Income (Expense)

Accretion of discounts on convertible debentures	(2,763,416)	(2,763,415)	–
Amortization of debt issue costs	(51,842)	(51,842)	–
Interest income	51,474	51,474	–
Interest on long-term debt	(388,257)	(388,258)	–

Total Other Income (Expense)	(3,152,041)	(3,152,041)	–

Net Loss Before Discontinued Operations	(8,259,968)	(8,214,758)	–

Discontinued Operations (Note 3)	(32,471)	(30,000)	(31,444)

Net Loss for the Period	(8,292,439)	(8,244,758)	(31,444)

Net Loss Per Share

Continuing Operations - Basic and Diluted		(0.32)	–
Discontinued Operations - Basic and Diluted		–	(0.01)

		(0.32)	(0.01)

Weighted Average Number of Shares Outstanding		26,057,000	5,053,000

The accompanying notes are an integral part of these consolidated financial statements

Triangle Petroleum Corporation (formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Consolidated Statements of Cash Flows
(Expressed in U.S. dollars)

	Accumulated from December 11, 2003 (Date of Inception) to January 31, 2006	Year Ended January 31, 2006	Year Ended January 31, 2005
	$	$	$

Operating Activities

Net loss	(8,292,439)	(8,244,758)	(31,444)

Adjustments to reconcile net loss to net cash used in operating activities:

Accretion of convertible debt discount	2,763,416	2,763,416	–
Amortization of debt issue costs	51,842	51,842	–
Depreciation	4,617	4,617	–
Donated consulting services and rent	11,400	3,000	7,200
Impairment loss on oil and gas properties	1,017,713	1,017,713	–
Stock-based compensation	3,290,649	3,290,649	–

Changes in operating assets and liabilities

Other current assets	(228,606)	(228,606)	–
Accounts payable and accrued liabilities	1,642,272	1,634,428	7,844
Due to related parties	1,398	(27,018)	13,379

Net Cash Provided (Used) by Operating Activities	262,262	265,283	(3,021)

Investing Activities
Purchase of property and equipment	(73,883)	(73,883)	–
Oil and gas property expenditures	(8,050,080)	(8,050,080)	–

Net Cash Used by Investing Activities	(8,123,963)	(8,123,963)	–

Financing Activities
Proceeds from issuance of convertible debentures	26,000,000	26,000,000	–
Debt issue costs	(955,000)	(955,000)	–
Proceeds from issuance of common stock	231,123	80,000	151,073
Common stock returned	(20,000)	(20,000)

Net Cash Provided by Financing Activities	25,256,123	25,105,000	151,073

Increase in Cash and Cash Equivalents	17,394,422	17,246,320	148,052

Cash and Cash Equivalents - Beginning of Period	–	148,102	50

Cash and Cash Equivalents - End of Period	17,394,422	17,394,422	148,102

Non-cash Investing and Financing Activities
Asset retirement obligation costs accrued	(33,000)	(33,000)	–
Stock issued for conversion of debenture	900,000	900,000	–

Supplemental Disclosures:

Interest paid	–	–	–
Income taxes paid	–	–	–

The accompanying notes are an integral part of these consolidated financial statements

Triangle Petroleum Corporation (formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Statement of Stockholders’ Equity
Period from December 11, 2003 (Date of Inception) to January 31, 2006
(Expressed in U.S. dollars except per share amounts)

						Deficit
						Accumulated
			Additional			During the
	Common Stock		Paid-in	Donated	Deferred	Development
	Shares	Amount	Capital	Capital	Compensation	Stage	Total
	#	$	$	$	$	$	$

Balance - December 11, 2003 (Date of Inception)	–	–	–	–	–	–	–

Issuance of common stock for cash	35,000,000	350	(300)	–	–	–	50

Donated management services and rent	–	–	–	1,200	–	–	1,200

Net loss for the period	–	–	–	–	–	(16,237)	(16,237)

Balance - January 31, 2004	35,000,000	350	(300)	1,200	–	(16,237)	(14,987)

Issuance of common stock for cash	11,282,530	113	161,066	–	–	–	161,179

Share issuance costs	–	–	(10,106)	–	–	–	(10,106)

Donated management services and rent	–	–	–	7,200	–	–	7,200

Net loss for the year	–	–	–	–	–	(31,444)	(31,444)

Balance - January 31, 2005	46,282,530	463	150,660	8,400	–	(47,681)	111,842

Shares returned for cancellation	(34,300,000)	(343)	343	–	–	–	–

Issuance of common stock for cash at $0.01 per share with related discount of $6,860,000	8,000,000	80	9,639,920	–	(9,560,000)	–	80,000

Return of common stock	(2,000,000)	(20)	(2,719,980)	–	2,700,000	–	(20,000)

Issuance of common stock for investor relations services	300,000	3	473,997	–	–	–	474,000

Issuance of common stock on conversion of convertible debenture	900,000	9	899,991	–	–	–	900,000

Fair value of stock options granted to consultants, net of cancellations	–	–	584,366	–		–	584,366

Intrinsic value of employee stock options granted	–	–	36,700	–	–	–	36,700

Amortization of deferred compensation	–	–	–	–	2,373,333	–	2,373,333

Intrinsic value of beneficial conversion features of convertible debentures	–	–	11,832,908	–	–	–	11,832,908

Fair value of warrants issued with convertible debentures	–	–	6,724,205	–	–	–	6,724,205

Donated management services and rent	–	–	–	3,000	–	–	3,000

Net loss for the year	–	–	–	–	–	(8,244,758)	(8,244,758)

Balance - January 31, 2006	19,182,530	192	27,623,110	11,400	(4,486,667)	(8,292,439)	14,855,596

The accompanying notes are an integral part of these consolidated financial statements

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

1.	Exploration Stage Company

The Company was incorporated in the State of Nevada on December 11, 2003 under the name Peloton Resources Inc. In December 2003, the Company purchased six mineral claims situated in the Greenwood Mining Division in the Province of British Columbia, Canada. The Company’s principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. During the period, the Company abandoned its mineral property as a result of poor exploration results, and changed the Company’s principal business to that of acquisition, exploration and development of oil and gas resource properties. On May 10, 2005, the Company changed its name to Triangle Petroleum Corporation.

The Company has been in the exploration stage since its formation in December 2003 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of resource properties, and during the period, changed its business to focus on oil and gas resource properties. Planned principal activities have not yet begun. The ability of the Company to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and generate significant revenue. The Company has incurred losses of $8,292,439 since inception and has working capital of $16,157,108 as at January 31, 2006. During the year ended January 31, 2006, the Company issued $26,000,000 of convertible debentures. Management plans to raise additional capital through equity and/or debt financings. There is no guarantee that the proceeds from the financings raised by the Company, or proceeds from any future financings, will be sufficient to complete any of the above objectives. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. During the year ended January 31, 2006, the Company incorporated two wholly-owned subsidiaries, Elmworth Energy Corporation, in the Province of Alberta, Canada, and Triangle USA Petroleum Corporation, in the State of Colorado, USA. All significant intercompany balances and transactions have been eliminated. The Company’s fiscal year-end is January 31.

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

d)	Foreign Currency Transactions

The Company's functional currency is the United States dollar and management has adopted SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

e)	Mineral Property Acquisition and Exploration Costs

The Company has been in the exploration stage since its formation in December 2003 and has not realized any revenue from its planned operations. It was formerly primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations. At January 31, 2006, the Company does not own any interests in mineral properties.

f)	Property and Equipment

Property and equipment consists of computer hardware, geophysical software, and furniture and equipment, and is recorded at cost. Computer hardware and geophysical software are depreciated on a straight-line basis over their estimated lives of three years. Furniture and equipment are depreciated on a straight-line basis over their estimated lives of five years.

g)	Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

h)	Asset Retirement Obligations

The Company recognizes a liability for future retirement obligations associated with the Company’s oil and gas properties. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life. The liability accretes until the Company settles the obligation.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

i)	Oil and Gas Properties

The Company utilizes the full-cost method of accounting for petroleum and natural gas properties. Under this method, the Company capitalizes all costs associated with acquisition, exploration and development of oil and natural gas reserves, including leasehold acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling of productive and non-productive wells into the full cost pool on a country by country basis. As of January 31, 2006, the Company had no properties with proven reserves. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves proved and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. The costs of unproved properties are not amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such determination is made the Company assesses annually whether impairment has occurred, and includes in the amortization base drilling exploratory dry holes associated with unproved properties.

The Company applies a ceiling test to the capitalized cost in the full cost pool. The ceiling test limits such cost to the estimated present value, using a ten percent discount rate, of the future net revenue from proved reserves, based on current economic and operating conditions. Specifically, the Company computes the ceiling test so that capitalized cost, less accumulated depletion and related deferred income tax, do not exceed an amount (the ceiling) equal to the sum of: (A) The present value of estimated future net revenue computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current cost) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus (B) the cost of property not being amortized; plus (C) the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less (D) income tax effects related to differences between the book and tax basis of the property.

For unproven properties, the Company excludes from capitalized costs subject to depletion, all costs directly associated with the acquisition and evaluation of the unproved property until it is determined whether or not proved reserves can be assigned to the property. Until such a determination is made, the Company assesses the property at least annually to ascertain whether impairment has occurred. In assessing impairment the Company considers factors such as historical experience and other data such as primary lease terms of the property, average holding periods of unproved property, and geographic and geologic data. The Company adds the amount of impairment assessed to the cost to be amortized subject to the ceiling test. As of January 31, 2006, all of the Company’s oil and gas properties were unproved and were excluded from amortization.

j)	Debt Issue Costs

In accordance with the Accounting Principles Board Opinion 21 “Interest on Receivables and Payables”, the Company recognizes debt issue costs on the balance sheet as deferred charges, and amortizes the balance over the term of the related debt. The Company follows the guidance in the EITF 95-13 “Classification of Debt Issue Costs in the Statement of Cash Flows” and classifies cash payments for debt issue costs as a financing activity. During the year ended January 31, 2006, the Company incurred debt issue costs of $955,000 and has recognized amortization expense of $51,842.

k)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

l)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible securities, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

m)	Financial Instruments

The fair values of financial instruments, which includes cash and cash equivalents, other current assets, accounts payable, accrued liabilities and due to related parties approximate their carrying values due to the relatively short maturity of these instruments.

n)	Concentration of Risk

The Company maintains its cash accounts in one commercial bank located in Calgary, Alberta, Canada. The Company's cash accounts are uninsured and insured business chequing accounts and deposits maintained in U.S. and Canadian dollars. At January 31, 2006, the Company has not engaged in any transactions that would be considered derivative instruments on hedging activities. To date, the Company has not incurred a loss relating to this concentration of credit risk.

o)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at January 31, 2006 and 2005, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

p)	Stock-Based Compensation

The Company has elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company’s employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (SFAS 123), which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair value of the stock award or fair value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

o)	Stock-Based Compensation (continued)

The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and vested awards for employees in each period:

	Year Ended January 31, 2006	Year Ended January 31, 2005
	$	$

Net loss, as reported	(8,244,758)	(31,444)

Add: Stock-based compensation expense included in reported net loss	2,410,033	–

Deduct: Stock-based compensation expense determined under fair value based method	(2,558,767)	–

Pro forma net loss	(8,393,492)	(31,444)

Loss Per Share:

Basic and diluted - as reported	(0.32)	(0.01)
Basic and diluted - pro forma	(0.32)	(0.01)

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended January 31, 2006	Year Ended January 31, 2005

Expected dividend yield	0%	–
Expected volatility	118%	–
Expected life (in years)	2.5	–
Risk-free interest rate	4.11%	–
Weighted average grant date fair value	$2.66	–

p)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

q)	Recent Accounting Pronouncements (continued)

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, “Share Based Payment”. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

3.	Discontinued Operations

In December 2003, the Company, through its former President and director, acquired 100% of the rights, title and interest in six mining claims representing six units in the Greenwood Mining Division in the Province of British Columbia, Canada. Payment of $1,912 was required to record these mining claims and paid by the former President of the Company. The claims were originally purchased by the former President, however, title to the claims has been conveyed to the Company via an unrecorded deed. During fiscal 2006, the Company abandoned its mineral property as a result of poor exploration results.

4.	Property and Equipment

	Cost	Accumulated Depreciation	January 31, 2006 Net Carrying Value	January 31, 2005 Net Carrying Value
	$	$	$	$

Computer hardware	34,383	1,579	32,804	–
Furniture and equipment	31,500	1,927	29,573	–
Geophysical software	8,000	1,111	6,889	–

	73,883	4,617	69,266	–

5.	Oil and Gas Properties

The total costs incurred and excluded from amortization are summarized as follows:

	Acquisition	Exploration	Impairment Loss	January 31, 2006 Net Carrying Value	January 31, 2005 Net Carrying Value
	$	$	$	$	$

Canadian properties	1,422,493	1,988,733	–	3,411,226	–
US properties	3,341,305	1,330,549	(1,017,713)	3,654,141	–

Totals	4,763,798	3,319,282	(1,017,713)	7,065,367	–

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

5.	Oil and Gas Properties (continued)

All of the Company’s oil and gas properties are unproven and are located in the United States and Canada. The Company is currently participating in oil and gas exploration activities in Texas and Colorado, USA, and Alberta, Canada.

(a)
OnJune 15, 2005, the Company paid $576,271 to acquire the rights to three dimensional seismic data for an area of 30 square miles located in north-western Alberta, Canada. During fiscal 2006, the Company paid $468,421, representing 38.5% of the costs to participate in the drilling of an evaluation well.

(b)
On October 19, 2005, the Company entered into a Participation Agreement with Kerogen Energy, Inc., to earn a 30% interest in certain prospects located in the Southern Fort Worth Basin, Texas. The Company must pay $597,600, of which $300,000 has been paid, and the balance is payable on October 30, 2006.

(c)
On October 28, 2005, the Company entered into a Letter Agreement with Hunter Energy LLC to acquire a 25% working interest in three prospects located in Colorado, Wyoming and Montana. The Company is committed to pay up to $4,492,334, and must pay $1,000,000 by November 4, 2005 (paid) and an additional $1,000,000 by November 30, 2005 (paid). The Company must pay 33.333% of the costs of drilling the first well, and 25% of the costs thereafter.

In fiscal 2006, the Company recognized an impairment loss of $1,017,713 related to an evaluation well located on the Colorado acreage. This impairment loss includes $33,000 in asset retirement obligations accrued which is the Company’s estimated share of the costs to abandon and reclaim this well. The reclamation work is not expected to occur within the next twelve months.

(d)
On November 2, 2005, the Company entered into an agreement with Suncor Energy Inc. to earn a 100% interest in Suncor’s Wapiti property located in Alberta, Canada. To earn this interest, the Company paid Cdn$184,825 and must commence drilling a well on this property by June 1, 2006.

(e)
On November 18, 2005, the Company entered into a Participation Agreement with Arkoma, Inc. to earn an interest in three test wells. The Company paid $200,000 upon the execution of the agreement and will pays its proportionate share of all costs associated with the drilling and potential completion of the wells.

6.	Accrued Liabilities

The components of accrued liabilities are as follows:

	January 31, 2006	January 31, 2005
	$	$

Interest	388,258	–
Oil and gas expenditures	725,855	–
Professional fees	33,000	3,750

Total accrued liabilities	1,116,613	3,750

7.	Convertible Debentures

(a)
On June 14, 2005, the Company entered into a securities purchase agreement with a single accredited investor (the “Purchase Agreement”) pursuant to which the investor purchased an 8% convertible debenture with a principal amount of $1,000,000, and a warrant to purchase 1,000,000 shares of the Company’s common stock, exercisable at a price of $1.00 per share until June 15, 2008. Pursuant to the Purchase Agreement, the investor had the right during the next sixty days, but not the obligation, to purchase up to $5,000,000 of additional convertible debentures and warrants to purchase 5,000,000 shares of common stock. The investor exercised the purchase right and invested the additional $5,000,000 on July 14, 2005, in exchange for an 8% convertible debenture with a principal amount of $5,000,000 and warrants to purchase 5,000,000 shares of the Company’s common stock, exercisable at a price of $1.00 per share until June 15, 2008.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

7.	Convertible Debentures (continued)

The total convertible debentures of $6,000,000 are due and payable on June 10, 2007. The principal and accrued interest on these convertible debentures may be converted into shares of the Company’s common stock at a rate of $1.00 per share, at the option of the holder. The investor has contractually agreed to restrict the ability to convert the convertible debentures to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 4.99% of the outstanding shares of common stock of the Company. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended. The Company filed an SB-2 Registration Statement registering the resale of shares of the Company's common stock issuable upon conversion of these convertible debentures and exercise of the warrants.

In accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company recognized the value of the embedded beneficial conversion feature of $2,666,667 as additional paid-in capital and an equivalent discount which will be expensed over the term of the convertible debentures. In addition, in accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company has allocated the proceeds of issuance between the convertible debt and the detachable warrants based on their relative fair values. Accordingly, the Company recognized the fair value of the detachable warrants of $3,333,333 as additional paid-in capital and an equivalent discount against the convertible debentures. During the year ended January 31, 2006, a debenture with a principal amount of $900,000 was converted into 900,000 shares of common stock. The unamortized discount on the respective convertible debenture of $378,722 was charged to accretion expense. The Company will record interest expense over the term of the remaining convertible debentures of $5,100,000 resulting from the difference between the stated value and carrying value at the date of issuance. To January 31, 2006, accrued interest of $299,901 has been included in accrued liabilities, and interest expense of $1,593,750 has been accreted increasing the carrying value of the convertible debentures to $1,593,750. Refer to Note 14 for subsequent conversions.

(b)
On December 8, 2005, the Company entered into a Securities Purchase Agreement with a single investor pursuant to which the investor purchased 5% secured convertible debentures in the aggregate principal amount of $15,000,000. The gross proceeds of this financing will be received as follows:

(i)	$5,000,000 was received on closing;

(ii)	$5,000,000 was received on the second business day prior to the filing date of the SB-2 Registration Statement; and

(iii)	$5,000,000 will be received on the fifth business day following the effective date of the SB-2 Registration Statement

The Company agreed to pay an 8% fee on the receipt of each instalment, and a $15,000 structuring fee. The convertible debentures mature on the third anniversary of the date of issue (the “Maturity Date”) and bear interest at 5% per annum. The Company is not required to make any payments until the Maturity Date. The investor may convert, at any time, any amount outstanding under the convertible debentures into shares of common stock of the Company at a conversion price per share equal to the lesser of $5.00 or 90% of the average of the three lowest daily volume weighted average prices of the common stock, as quoted by Bloomberg, LP, of the ten trading days immediately preceding the date of conversion.

The Company, at its option has the right, with three business days advance written notice, to redeem a portion or all amounts outstanding under these convertible debentures prior to the Maturity Date provided that the closing bid price of the common stock, is less than $5.00 at the time of the redemption. In the event of a redemption, the Company is obligated to pay an amount equal to the principal amount being redeemed plus a 20% redemption premium, and accrued interest.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

7.	Convertible Debentures (continued)

In connection with the Purchase Agreement, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) providing for the filing of an SB-2 Registration Statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (“SEC”) registering the common stock issuable upon conversion of the convertible debentures. The Company is obligated to use its best efforts to cause the Registration Statement to be declared effective no later than June 30, 2006 and to insure that the Registration Statement remains in effect until all of the shares of common stock issuable upon conversion of the convertible debentures have been sold. In the event of a default of its obligations under the Registration Rights Agreement, including its agreement to file the Registration Statement with the SEC no later than January 22, 2006, or if the Registration Statement is not declared effective by June 30, 2006, it is required pay to the investor, as liquidated damages, for each month that the Registration Statement has not been filed or declared effective, as the case may be, either a cash amount or shares of common stock equal to 2% of the liquidated value of the convertible debentures. The Company filed an SB-2 Registration Statement on January 18, 2006.

The investor has agreed to restrict its ability to convert the convertible debentures and receive shares of the Company’s common stock such that the number of shares of common stock held by the investor in the aggregate and its affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of the Company’s common stock

In connection with the Securities Purchase Agreement, the Company and each of its subsidiaries executed security agreements (the “Security Agreements”) in favor of the investor granting them a first priority security interest in all of the Company’s goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The Security Agreements state that if an event of default occurs under the convertible debentures or Security Agreements, the investor has the right to take possession of the collateral, to operate the Company’s business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy the Company’s obligations under these agreements.

In accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company recognized the value of the embedded beneficial conversion feature of $2,557,113 as additional paid-in capital and an equivalent discount which will be expensed over the term of convertible debentures. The carrying value of the convertible debentures will be accreted to the face value of $10,000,000 to maturity. To January 31, 2006, accrued interest of $45,205 has been included in accrued liabilities, and interest expense of $77,885 has been accreted increasing the carrying value of the convertible debentures to $7,520,772.

(c)
On December 28, 2005, the Company entered into a Securities Purchase Agreement with two accredited investors providing for the sale by the Company to the investors of 7.5% convertible debentures in the aggregate principal amount of $10,000,000 of which $5,000,000 was advanced immediately and 1,250,000 warrants (the “Warrants”) to purchase 1,250,000 shares of the Company’s common stock, exercisable at a price of $5.00 per share until December 28, 2006, of which 625,000 were issued. The second instalment of $5,000,000 and 625,000 warrants was advanced on January 18, 2006, upon the filing of an SB-2 Registration Statement by the Company with the SEC.

The convertible debentures mature on the third anniversary of the date of issuance (the “Maturity Date”) and bear interest at the annual rate of 7.5%. The Company is not required to make any payments until the Maturity Date. The investors may convert, at any time, any amount outstanding under the convertible debentures into shares of common stock of the Company at a conversion price per share of $4.00.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

7.	Convertible Debentures (continued)

In connection with the Securities Purchase Agreement, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) providing for the filing of a registration statement (the “Registration Statement”) with the SEC registering the common stock issuable upon conversion of the convertible debentures and Warrants. The Company is obligated to use its best efforts to cause the Registration Statement to be declared effective no later than May 28, 2006 and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the convertible debentures have been sold. In the event of a default of its obligations under the Registration Rights Agreement, including its agreement to file the Registration Statement with the SEC no later than February 26, 2006, or if the Registration Statement is not declared effective by June 30, 2006, the Company is required pay to the investors, as liquidated damages, for each month that the Registration Statement has not been filed or declared effective, as the case may be, a cash amount equal to 1% of the liquidated value of the convertible debentures. The Company filed an SB-2 Registration Statement on January 18, 2006.

Each investor has agreed to restrict its ability to convert the convertible debentures or exercise the Warrants and receive shares of the Company’s common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of the Company’s common stock.

In accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company recognized the value of the embedded beneficial conversion feature of $6,609,128 as additional paid-in capital and an equivalent discount which will be expensed over the term of the convertible debentures. In addition, in accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company has allocated the proceeds of issuance between the convertible debt and the detachable warrants based on their relative fair values. Accordingly, the Company recognized the fair value of the detachable warrants of $3,390,872 as additional paid-in capital and an equivalent discount against the convertible debentures. The Company will record further interest expense over the term of the Convertible Debentures of $10,000,000 resulting from the difference between the stated value and carrying value at the date of issuance. The carrying value of the convertible debentures will be accreted to the face value of $10,000,000 to maturity. To January 31, 2006, accrued interest of $43,151 has been included in accrued liabilities, and interest expense of $191,781 has been accreted increasing the carrying value of the Convertible Debentures to $191,781.

8.	Related Party Transactions

a)	During the year ended January 31, 2006, the Company repaid $28,416 owing to the former President of the Company.

b)
Previously, the former President of the Company provided consulting services and office premises to the Company. The services were valued at $250 per month and office premises were valued at $100 per month. During the year ended January 31, 2005, donated consulting services of $3,000 and donated rent of $1,200 were recorded.

c)
The Company paid the former Secretary of the Company $18,000 during the year ended January 31, 2006 for consulting services provided. Previously, the former Secretary provided consulting services to the Company valued at $250 per month. During the year ended January 31, 2005, donated consulting services of $2,250 were recorded.

d)
The President of the Company provided consulting services to the Company commencing June 1, 2005 valued at $1,000 per month to August 31, 2005. During the year ended January 31, 2006, donated consulting services of $3,000 were recorded. Effective September 1, 2005, the Company agreed to pay $10,700 per month for management services provided by the President of the Company. During the year ended January 31, 2006, management fees of $53,500 were incurred. See Note 9(d).

e)
On June 23, 2005, the Company entered into a management consulting agreement with the President of the Company’s subsidiary. Under the terms of the agreement, the Company must pay $20,000 per month for an initial term of two years, and, unless notice of termination is given by either party, is automatically renewed for one year periods. During the year ended January 31, 2006, $160,000 was charged to operations. See Note 9(e).

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

8.	Related Party Transactions (continued)

f)	During the year ended January 31, 2006, the Company paid a director’s fee of $10,000 to a director of the Company.

g)
On November 14, 2005, the Company entered into a management consulting agreement with the Chief Financial Officer of the Company. Under the terms of the agreement, the Company must pay $10,000 per month, as well as an annual bonus based upon mutually agreed upon targets. During the year ended January 31, 2006, $25,000 was charged to operations.

9.	Common Stock

(a)
On January 13, 2005, the Company issued 1,611,790 shares of common stock at $0.10 per share for gross proceeds of $161,179 pursuant to an SB-2 Registration Statement. The Company paid $10,106 in share issuance costs.

(b)
On May 9, 2005, the Company declared a stock dividend of six shares of common stock for each one share of common stock outstanding. All share amounts stated herein have been restated to reflect the stock dividend.

(c)	On May 12, 2005, the former President of the Company returned 34,300,000 shares of common stock to the Company for cancellation.

(d)
On May 16, 2005, the Company issued 4,000,000 shares of common stock to the President of the Company at $0.01 per share for cash proceeds of $40,000. As the shares were issued for below fair value, a discount on the issuance of shares of $4,160,000 was recorded as deferred compensation. During the year ended January 31, 2006, $1,473,333 was charged to operations. The remaining amount of $2,686,667 in deferred compensation will be amortized over the remainder of the President’s two year employment contract.

(e)
On June 2, 2005, the Company issued 2,000,000 shares of common stock to the President of the Company’s subsidiary at $0.01 per share for cash proceeds of $20,000. As the shares were issued for below fair value, a discount on the issuance of shares of $2,700,000 was recorded as deferred compensation. During the year ended January 31, 2006, $900,000 was charged to operations. The remaining amount of $1,800,000 in deferred compensation will be amortized over the remainder of the President’s two year employment contract.

(f)
On June 2, 2005, the Company issued 2,000,000 shares of common stock at $0.01 per share for cash proceeds of $20,000. As the shares were issued for below fair value, a discount on the issuance of shares of $2,700,000 was recorded as deferred compensation. On July 20, 2005, the shares were returned for $20,000 and the deferred compensation amount of $2,700,000 was reversed.

(g)	On September 22, 2005, the Company issued 300,000 shares of common stock at a fair value of $474,000 for investor relations services to be provided over a term of one year.

(h)
On January 18, 2006, the Company issued 900,000 shares of common stock upon the conversion of a convertible debenture with a principal amount of $900,000. The unamortized discount of $378,722 was charged to additional paid-in capital.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

10.	Share Purchase Warrants

The following table summarizes the continuity of the Company’s warrants:

	Number of Warrants	Weighted average exercise price

Balance, January 31, 2004 and 2005	–	–
Issued	7,250,000	$1.69
Exercised	–	–

Balance, January 31, 2006	7,250,000	$1.69

As at January 31, 2006, the following share purchase warrants were outstanding:

Number of Warrants	Exercise Price	Expiry Date

6,000,000	$1.00	June 15, 2008
625,000	$5.00	December 28, 2006
625,000	$5.00	January 23, 2007

7,250,000

11.	Stock Options

Effective August 5, 2005, the Company approved an incentive stock option plan (the “2005 Plan”) to issue up to 2,000,000 shares of common stock. The 2005 Plan allows for the granting of share purchase options at a price of not less than fair value of the stock and for a term not to exceed five years. The total number of options granted to any person shall not exceed 5% of the issued and outstanding common stock of the Company

A summary of the Company’s stock option activity is as follows:

	Year Ended January 31, 2006		Year Ended January 31, 2005
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
		$		$
Balance, Beginning of Year	–	–	–	–

Granted	1,780,000	3.26	–	–
Cancelled/forfeited	(450,000)	3.23	–	–
Exercised	–	–	–	–

Balance, End of Year	1,330,000	3.28	–	–

Additional information regarding stock options as at January 31, 2006 is as follows:

	Outstanding			Exercisable
Exercise prices	Number of shares	Weighted average remaining contractual life (years)	Weighted average exercise price	Number of shares	Weighted average exercise price
$			$		$
3.23	1,130,000	4.51	3.23	226,000	3.23
3.53	200,000	4.70	3.53	50,000	3.53

	1,330,000	4.54	3.28	276,000	3.28

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

12.	Contingencies and Commitments

a)
On July 19, 2005, the Company entered into a lease agreement commencing October 1, 2005 for office premises for a four year term expiring September 30, 2009. Annual rent is payable at $30,100 (Cdn$36,816) for the first two years and $31,644 (Cdn$38,704) for the remaining two years. The Company must also pay its share of occupancy costs, currently at an annual rate of $16,471 (Cdn$20,145). Future minimum lease payments over the next five fiscal years are as follows:

2007	$47,000
2008	$47,000
2009	$48,000
2010	$32,000

$174,000

During the year ended January 31, 2006, the Company paid rent expense of $29,389.

(b)
On July 29, 2005, the Company received a letter from counsel for Golden Eagle Energy Ltd. (“Golden Eagle”) which accused Ron Hietala, the President of the Elmworth subsidiary, of usurping a corporate opportunity presented to Golden Eagle, at which Mr. Hietala worked prior to contracting his services to the Company. On January 19, 2006, the Company signed an Area of Mutual Interest (AMI) agreement with Golden Eagle to cooperate on projects initiated on any of the land areas detailed in the agreement. The AMI also calls for both parties to cease any and all outstanding or contemplated litigation, and to provide each party with mutual releases and quit-claims they may reasonably require.

13.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating loss carryforwards of $2,217,000 as of January 31, 2006, which commence expiring in 2023. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at January 31, 2006 and 2005 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	January 31, 2006	January 31, 2005
	$	$
Net Operating Loss Carryforwards	2,217,000	29,000
Statutory Tax Rate	35%	34%
Effective Tax Rate	–	–
Deferred Tax Asset	775,950	9,860
Valuation Allowance	(775,950)	(9,860)
Net Deferred Tax Asset	–	–

14.	Subsequent Events

(a)	On February 21, 2006, the Company granted 200,000 stock options to a director exercisable at $4.81 per share for a term of five years.

(b)	On March 9, 2006, the Company issued 400,000 shares of common stock upon the conversion of a convertible debenture with a principal amount of $400,000.

(c)	On March 22, 2006, the Company issued 300,000 shares of common stock upon the conversion of a convertible debenture with a principal amount of $300,000.

Triangle Petroleum Corporation
(An Exploration Stage Company)
Consolidated Balance Sheets
(Expressed in U.S. dollars)

	October 31, 2006	January 31, 2006
	$ (unaudited)	$

ASSETS

Current Assets

Cash and cash equivalents	9,635,959	17,394,422
Other current assets	850,274	406,356

Total Current Assets	10,486,233	17,800,778

Debt Issue Costs, net	1,034,061	903,158
Property and Equipment (Note 3)	72,526	69,266
Oil and Gas Properties (Note 4)	17,209,422	7,065,367

Total Assets	28,802,242	25,838,569

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	1,563,920	525,659
Accrued liabilities (Note 5)	1,809,579	1,116,613
Due to related parties (Note 7)	3,536	1,398

Total Current Liabilities	3,377,035	1,643,670

Asset Retirement Obligations (Note 4)	93,621	33,000

Convertible Debentures, less unamortized discount of $10,263,294 and $15,793,697, respectively (Note 6)	17,436,706	9,306,303

Total Liabilities	20,907,362	10,982,973

Contingencies and Commitments (Notes 1, 4 and 10)

Stockholders’ Equity

Common Stock Authorized: 100,000,000 shares, par value $0.00001 Issued: 21,340,381 shares (January 31, 2006 - 19,182,530 shares)	213	192

Additional Paid-In Capital	32,261,014	27,623,110

Donated Capital	11,400	11,400

Deferred Compensation (Note 8)	(1,914,167)	(4,486,667)

Deficit Accumulated During the Exploration Stage	(22,463,580)	(8,292,439)

Total Stockholders’ Equity	7,894,880	14,855,596

Total Liabilities and Stockholders’ Equity	28,802,242	25,838,569

The accompanying notes are an integral part of these consolidated financial statements

Triangle Petroleum Corporation
(An Exploration Stage Company)
Consolidated Statements of Operations
(Expressed in U.S. dollars except loss per share)
(unaudited)

	Accumulated from December 11, 2003 (Date of Inception) to October 31, 2006	Three Months Ended October 31, 2006	Three Months Ended October 31, 2005	Nine Months Ended October 31, 2006	Nine Months Ended October 31, 2005
	$	$	$	$	$

Revenue
Oil and gas	24,540	24,540	–	24,540	–

Operating Expenses

Amortization	24,445	7,590	1,289	19,828	1,289
Depletion and depreciation	24,375	24,375	–	24,375	–
General and administrative	10,343,662	1,643,942	1,519,025	6,258,066	1,742,392
Impairment loss on oil and gas properties	2,104,502	1,041,852	–	1,086,789	–

Total Operating Expenses	12,496,984	2,717,759	1,520,314	7,389,058	1,743,681

Net Loss from Operations	(12,472,444)	(2,693,219)	(1,520,314)	(7,364,518)	(1,743,681)

Other Expense

Accretion of discounts on convertible debentures	(8,433,763)	(1,918,279)	(750,000)	(5,670,347)	(1,125,000)
Amortization of debt issue costs	(345,940)	(117,707)	(8,125)	(294,097)	(12,189)
Interest income	496,431	166,201	29,038	444,957	33,135
Interest on long-term debt	(1,675,393)	(448,248)	(120,000)	(1,287,136)	(180,000)

Total Other Expense	(9,958,665)	(2,318,033)	(849,087)	(6,806,623)	(1,284,054)

Net Loss Before Discontinued Operations	(22,431,109)	(5,011,252)	(2,369,401)	(14,171,141)	(3,027,735)

Discontinued Operations	(32,471)	–	–	–	(30,000)

Net Loss for the Period	(22,463,580)	(5,011,252)	(2,369,401)	(14,171,141)	(3,057,735)

Net Loss Per Share

Continuing Operations - Basic and Diluted		(0.24)	(0.13)	(0.70)	(0.11)
Discontinued Operations - Basic and Diluted		–	–	–	–

		(0.24)	(0.13)	(0.70)	(0.11)

Weighted Average Number of Shares Outstanding		20,716,000	18,046,000	20,107,000	28,635,000

The accompanying notes are an integral part of these consolidated financial statements

Triangle Petroleum Corporation
(An Exploration Stage Company)
Consolidated Statements of Cash Flows
(Expressed in U.S. dollars)
(unaudited)

	Nine Months Ended October 31, 2006	Nine Months Ended October 31, 2005
	$	$

Operating Activities

Net loss	(14,171,141)	(3,057,735)

Adjustments to reconcile net loss to net cash used in operating activities:

Accretion of discounts on convertible debentures	5,670,347	1,125,000
Amortization of debt issue costs	294,097	12,189
Amortization	19,828	1,289
Depletion and depreciation	24,375	–
Donated consulting services and rent	–	3,000
Impairment of oil and gas costs	1,086,789
Stock-based compensation	4,670,481	1,371,156

Changes in operating assets and liabilities

Other current assets	(443,918)	(148,806)
Accounts payable and accrued liabilities	1,731,227	236,597
Due to related parties	2,138	(25,929)

Net Cash Used in Operating Activities	(1,115,777)	(483,239)

Investing Activities
Purchase of property and equipment	(23,088)	(44,910)
Oil and gas property expenditures	(11,194,598)	(1,365,442)

Net Cash Used in Investing Activities	(11,217,686)	(1,410,352)

Financing Activities
Proceeds from issuance of convertible debentures	5,000,000	6,000,000
Debt issue costs	(425,000)	(65,000)
Proceeds from issuance of common stock	–	60,000

Net Cash Provided by Financing Activities	4,575,000	5,995,000

Increase (Decrease) in Cash and Cash Equivalents	(7,758,463)	4,101,409

Cash and Cash Equivalents - Beginning of Period	17,394,422	148,102

Cash and Cash Equivalents - End of Period	9,635,959	4,249,511

Non-cash Investing and Financing Activities
Stock issued for conversion of debenture	2,400,000	–

Supplemental Disclosures:

Interest paid	–	–
Income taxes paid	–	–

The accompanying notes are an integral part of these consolidated financial statements

Triangle Petroleum Corporation
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, except as noted)
(unaudited)

1. Nature of Operations and Continuance of Business

The Company was incorporated in the State of Nevada on December 11, 2003 under the name Peloton Resources Inc. In December 2003, the Company purchased six mineral claims situated in the Greenwood Mining Division in the Province of British Columbia, Canada. The Company’s principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. During the fiscal year ended January 31, 2006, the Company abandoned its mineral property as a result of poor exploration results, and changed the Company’s principal business to that of acquisition, exploration and development of oil and gas resource properties. On May 10, 2005, the Company changed its name to Triangle Petroleum Corporation.

The Company has been in the exploration stage since its formation in December 2003 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of oil and gas resource properties. The ability of the Company to emerge from the exploration stage with respect to planned principal business activities is dependent upon its successful efforts to raise additional equity financing and generate significant revenue. The Company has incurred losses of $22,463,580 since inception and has working capital of $7,109,198 as at October 31, 2006. During the year ended January 31, 2006, the Company issued $26,000,000 of convertible debentures. During the nine month period ended October 31, 2006, the Company issued an additional $5,000,000 of convertible debentures. Management plans to raise additional capital through equity and/or debt financings. There is no guarantee that the proceeds from the financings raised by the Company, or proceeds from any future financings, will be sufficient to complete any of the above objectives. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

2. Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. These consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries, Elmworth Energy Corporation, incorporated in the Province of Alberta, Canada, and Triangle USA Petroleum Corporation, incorporated in the State of Colorado, USA. All significant intercompany balances and transactions have been eliminated. The Company’s fiscal year-end is January 31.

b)	Interim Financial Statements

These unaudited interim financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

c)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

e)	Foreign Currency Transactions

The Company's functional currency is the United States dollar and management has adopted SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Triangle Petroleum Corporation
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, except as noted)
(unaudited)

2. Summary of Significant Accounting Policies (continued)

f)	Property and Equipment

Property and equipment consists of computer hardware, geophysical software, furniture and equipment and leasehold improvements, and is recorded at cost. Computer hardware and geophysical software are depreciated on a straight-line basis over their estimated useful lives of three years. Furniture and equipment are depreciated on a straight-line basis over their estimated useful lives of five years. Leasehold improvements are depreciated on a straight-line basis over their estimated useful lives of five years.

g)	Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

h)	Asset Retirement Obligations

The Company recognizes a liability for future retirement obligations associated with the Company’s oil and gas properties. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life. The liability accretes until the Company settles the obligation.

i)	Oil and Gas Properties

The Company utilizes the full-cost method of accounting for petroleum and natural gas properties. Under this method, the Company capitalizes all costs associated with acquisition, exploration and development of oil and natural gas reserves, including leasehold acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling of productive and non-productive wells into the full cost pool on a country by country basis. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves proved and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. The costs of unproved properties are not amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such determination is made the Company assesses annually whether impairment has occurred, and includes in the amortization base drilling exploratory dry holes associated with unproved properties.

The Company applies a ceiling test to the capitalized cost in the full cost pool. The ceiling test limits such cost to the estimated present value, using a ten percent discount rate, of the future net revenue from proved reserves, based on current economic and operating conditions. Specifically, the Company computes the ceiling test so that capitalized cost, less accumulated depletion and related deferred income tax, do not exceed an amount (the ceiling) equal to the sum of: (A) The present value of estimated future net revenue computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current cost) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus (B) the cost of property not being amortized; plus (C) the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less (D) income tax effects related to differences between the book and tax basis of the property.

Triangle Petroleum Corporation
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, except as noted)
(unaudited)

2. Summary of Significant Accounting Policies (continued)

i)	Oil and Gas Properties (continued)

For unproven properties, the Company excludes from capitalized costs subject to depletion, all costs directly associated with the acquisition and evaluation of the unproved property until it is determined whether or not proved reserves can be assigned to the property. Until such a determination is made, the Company assesses the property at least annually to ascertain whether impairment has occurred. In assessing impairment the Company considers factors such as historical experience and other data such as primary lease terms of the property, average holding periods of unproved property, and geographic and geologic data. The Company adds the amount of impairment assessed to the cost to be amortized subject to the ceiling test.

j)	Debt Issue Costs

In accordance with the Accounting Principles Board Opinion 21 “Interest on Receivables and Payables”, the Company recognizes debt issue costs on the balance sheet as deferred charges, and amortizes the balance over the term of the related debt. The Company follows the guidance in the EITF 95-13 “Classification of Debt Issue Costs in the Statement of Cash Flows” and classifies cash payments for debt issue costs as a financing activity. During the nine month period ended October 31, 2006, the Company recognized amortization expense of $294,097.

k)	Revenue Recognition

The Company recognizes oil and gas revenue when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectibility of the revenue is probable.

l)	Income Taxes

The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

m)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible securities, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

n)	Financial Instruments

The fair values of financial instruments, which includes cash and cash equivalents, other current assets, accounts payable, accrued liabilities and due to related parties approximate their carrying values due to the relatively short maturity of these instruments.

o)	Concentration of Risk

The Company maintains its cash accounts in one commercial bank located in Calgary, Alberta, Canada. The Company's cash accounts are uninsured and insured business checking accounts and deposits maintained principally in U.S. dollars. As at October 31, 2006, the Company has not engaged in any transactions that would be considered derivative instruments on hedging activities. To date, the Company has not incurred a loss relating to this concentration of credit risk.

Triangle Petroleum Corporation
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, except as noted)
(unaudited)

2. Summary of Significant Accounting Policies (continued)

p)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at October 31, 2006 and 2005, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

q)	Stock-based Compensation

Prior to February 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” using the intrinsic value method of accounting. Effective February 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified prospective transition method. Under that transition method, compensation cost is recognized for all share-based payments granted prior to, but not yet vested as of February 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and compensation cost for all share-based payments granted subsequent to February 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Results for prior periods have not been restated.

As a result of adopting SFAS No. 123R on February 1, 2006, the Company’s loss for the nine month period ended October 31, 2006 is $224,068 higher than if it had continued to account for share-based compensation under APB No. 25. Basic and diluted loss per share for the nine month period ended October 31, 2006 would have remained unchanged at $0.71 per share.

Had the Company applied the fair value recognition provisions of SFAS No. 123 to the nine month period ended October 31, 2005, the Company’s net loss would have been $112,034 higher than when it accounted for share-based compensation under APB No. 25. Basic and diluted loss per share for the nine month period ended October 31, 2006 would have remained unchanged at $0.09 per share.

Effective August 5, 2005, the Company approved an incentive stock option plan (the “2005 Incentive Stock Plan”) to issue up to 2,000,000 shares of common stock. The 2005 Incentive Stock Plan allows for the granting of stock options at a price of not less than fair value of the stock and for a term not to exceed five years. The total number of options granted to any person shall not exceed 5% of the issued and outstanding common stock of the Company.

On February 21, 2006, the Company granted stock options under the 2005 Incentive Stock Plan to a director to acquire 200,000 common shares at an exercise price of $4.55 per share exercisable to February 21, 2011. The fair value for options granted was estimated at the date of grant using the Black-Scholes option-pricing model and the weighted average fair value of the stock options granted was $3.84 per share. On March 24, 2006, the Company granted stock options to a consultant to acquire 100,000 common shares at an exercise price of $3.46 per share exercisable to March 24, 2011. The fair value for options granted was estimated at the date of grant using the Black-Scholes option-pricing model and the weighted average fair value of stock options granted was $3.48 per share. On July 27, 2006, the Company granted stock options to a consultant to acquire 300,000 common shares at an exercise price of $2.90 per share exercisable to July 27, 2011. The fair value for options granted was estimated at the date of grant using the Black-Scholes option-pricing model and the weighted average fair value of stock options granted was $2.48 per share. On September 8, 2006, the Company granted stock options to an employee to acquire 100,000 common shares at an exercise price of $2.13 per share exercisable to September 8, 2011. The fair value for options granted was estimated at the date of grant using the Black-Scholes option-pricing model and the weighted average fair value of stock options granted was $1.20 per share. During the nine month period ended October 31, 2006, the Company recorded stock-based compensation of $2,097,981 as general and administrative expense.

Stock-based compensation is recognized over the vesting period, using the straight-line attribution method for awards subject to graded vesting based on a service condition.

Triangle Petroleum Corporation
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, except as noted)
(unaudited)

2. Summary of Significant Accounting Policies (continued)

q)	Stock-based Compensation (continued)

A summary of the Company’s stock option activity for the nine months ended October 31, 2006 is as follows:

	Number of Options	Weighted Average Exercise Price $
Balance, Beginning of Period	1,330,000	3.28
Granted	700,000	3.34
Cancelled/forfeited	(400,000)	3.23
Balance, End of Period	1,630,000	3.31

Additional information regarding stock options as at October 31, 2006 is as follows:

	Outstanding			Exercisable
Exercise prices	Number of shares	Weighted average remaining contractual life (years)	Weighted average exercise price	Number of shares	Weighted average exercise price
$			$		$
2.13	100,000	4.86	2.13	20,000	2.13
2.90	300,000	4.74	2.90	60,000	2.90
3.23	730,000	3.76	3.23	438,000	3.23
3.46	100,000	4.40	3.46	40,000	3.46
3.53	200,000	3.95	3.53	120,000	3.53
4.55	200,000	4.31	4.55	80,000	4.55
	1,630,000	4.14	3.31	758,000	3.47

As at October 31, 2006, there was $1,611,234 of total unrecognized compensation costs related to non-vested share-based compensation arrangements granted under the 2005 Incentive Stock Plan which are expected to be recognized over a period of 60 months. A summary of the status of the Company’s non-vested shares as of October 31, 2006, and changes during the nine months ended October 31, 2006, is presented below:

Non-vested options	Number of options	Weighted Average Grant Date Fair Value
Non-vested at February 1, 2006	1,054,000	$2.67
Cancelled/forfeited	(400,000)	$2.71
Granted	700,000	$2.96
Vested	(482,000)	$2.79
Non-vested at October 31, 2006	872,000	$2.69

Triangle Petroleum Corporation
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, except as noted)
(unaudited)

r)	Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

s)	Reclassifications

Certain reclassifications have been made to the prior period’s financial statements to conform to the current period’s presentation.

Triangle Petroleum Corporation
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, except as noted)
(unaudited)

3. Property and Equipment

	Cost	Accumulated Depreciation	October 31, 2006 Net Carrying Value	January 31, 2006 Net Carrying Value
	$	$	$	$
Computer hardware	48,683	13,379	35,304	32,804
Furniture and equipment	34,222	7,004	27,218	29,573
Geophysical software	7,983	3,218	4,765	6,889
Leasehold Improvements	6,083	844	5,239	–
	96,971	24,445	72,526	69,266

4. Oil and Gas Properties

The total costs incurred and excluded from amortization are summarized as follows:

	Acquisition	Exploration	Impairment Loss	October 31, 2006 Net Carrying Value	January 31, 2006 Net Carrying Value
	$	$	$	$	$
Canadian properties	443,617	4,887,940	(1,086,789)	4,244,768	3,411,226
US properties	10,936,750	3,045,617	(1,017,713)	12,964,654	3,654,141
Totals	11,380,367	7,933,557	(2,104,502)	17,209,422	7,065,367

All of the Company’s oil and gas properties are located in the United States and Canada. The Company is currently participating in oil and gas exploration activities in Texas and Colorado, USA, and Alberta, Canada.

(a)       On September 19, 2006, the Company entered into a Development Agreement with a Texas based joint venture partner to purchase a 50% interest in certain prospects located in the Arkoma Basin, Arkansas. The Company has paid $6,809,364 in fiscal 2007 and is committed to pay an additional $9,332,355. During the nine month period ended October 31, 2006, the Company recorded depletion of $24,375 on capitalized costs relating to this area.

(b)      On October 19, 2005, the Company entered into a Participation Agreement with a Texas based joint venture partner to earn a 30% interest in certain prospects located in the Southern Fort Worth Basin, Texas. The Company must pay $597,600, of which $300,000 has been paid, and the balance is payable on October 31, 2006.

(c)      On October 28, 2005, the Company entered into a Letter Agreement with a Colorado based joint venture partner to acquire a 25% working interest in three prospects located in Colorado, Wyoming and Montana. To date the Company has paid $3,455,000 in fiscal 2006 and is committed to pay up to an additional $1,400,000. The Company must pay 33.333% of the costs of drilling the first well, and 25% of the costs thereafter. In fiscal 2006, the Company recognized an impairment loss of $1,017,713 related to an evaluation well located on the Colorado acreage. This impairment loss includes $33,000 in asset retirement obligations accrued which is the Company’s estimated share of the costs to abandon and reclaim this well. The reclamation work is not expected to occur within the next twelve months.

Triangle Petroleum Corporation
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, except as noted)
(unaudited)

5. Accrued Liabilities

The components of accrued liabilities are as follows:

	October 31, 2006	January 31, 2006
	$	$
Interest	1,675,393	388,258
Oil and gas expenditures	134,186	725,855
Professional fees	–	33,000
Total accrued liabilities	1,809,579	1,116,613

6. Convertible Debentures

(a)   On June 14, 2005, the Company entered into a securities purchase agreement with a single accredited investor (the “Purchase Agreement”) pursuant to which the investor purchased an 8% convertible debenture with a principal amount of $1,000,000, and a warrant to purchase 1,000,000 shares of the Company’s common stock, exercisable at a price of $1.00 per share until June 15, 2008. Pursuant to the Purchase Agreement, the investor had the right to purchase up to $5,000,000 of additional convertible debentures and warrants to purchase 5,000,000 shares of common stock which was exercised on July 14, 2005, in exchange for an 8% convertible debenture with a principal amount of $5,000,000 and warrants to purchase 5,000,000 shares of the Company’s common stock, exercisable at a price of $1.00 per share until June 15, 2008.

The total convertible debentures of $6,000,000 are due and payable on June 10, 2007. The principal and accrued interest on these convertible debentures may be converted into shares of the Company’s common stock at a rate of $1.00 per share, at the option of the holder. The investor has contractually agreed to restrict the ability to convert the convertible debentures to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 4.99% of the outstanding shares of common stock of the Company. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended. The Company filed an SB-2 Registration Statement registering the resale of shares of the Company's common stock issuable upon conversion of these convertible debentures and exercise of the warrants.

In accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company recognized the value of the embedded beneficial conversion feature of $2,666,667 as additional paid-in capital and an equivalent discount which will be expensed over the term of the convertible debentures. In addition, in accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company has allocated the proceeds of issuance between the convertible debt and the detachable warrants based on their relative fair values. Accordingly, the Company recognized the fair value of the detachable warrants of $3,333,333 as additional paid-in capital and an equivalent discount against the convertible debentures. During the year ended January 31, 2006, a debenture with a principal amount of $900,000 was converted into 900,000 shares of common stock. The unamortized discount on the respective convertible debenture of $378,722 was charged to accretion expense. During the nine month period ended October 31, 2006, debentures with a principal amount of $1,900,000 were converted into 1,900,000 shares of common stock. The unamortized discount on the respective convertible debentures of $861,798 was charged to accretion expense. The Company will record interest expense over the term of the remaining convertible debentures of $3,200,000 resulting from the difference between the stated value and carrying value at the date of issuance. To October 31, 2006, accrued interest of $551,386 has been included in accrued liabilities, and interest expense of $2,200,000 has been accreted increasing the carrying value of the convertible debentures to $2,200,000. Refer to Note 11.

(b)
On December 8, 2005, the Company entered into a Securities Purchase Agreement with a single investor pursuant to which the investor purchased 5% secured convertible debentures in the aggregate principal amount of $15,000,000. The gross proceeds of this financing will be received as follows:

(i)	$5,000,000 was received on closing;

Triangle Petroleum Corporation
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, except as noted)
(unaudited)

6. Convertible Debentures (continued)

(ii)	$5,000,000 was received on the second business day prior to the filing date of the SB-2 Registration Statement; and

(iii)	$5,000,000 was received on the fifth business day following the effective date of the SB-2 Registration Statement

The Company agreed to pay an 8% fee on the receipt of each installment, and a $15,000 structuring fee. The convertible debentures mature on the third anniversary of the date of issue (the “Maturity Date”) and bear interest at 5% per annum. The Company is not required to make any payments until the Maturity Date. The investor may convert, at any time, any amount outstanding under the convertible debentures into shares of common stock of the Company at a conversion price per share equal to the lesser of $5.00 or 90% of the average of the three lowest daily volume weighted average prices of the common stock, as quoted by Bloomberg, LP, of the ten trading days immediately preceding the date of conversion.

The Company, at its option has the right, with three business days advance written notice, to redeem a portion or all amounts outstanding under these convertible debentures prior to the Maturity Date provided that the closing bid price of the common stock is less than $5.00 at the time of the redemption. In the event of redemption, the Company is obligated to pay an amount equal to the principal amount being redeemed plus a 20% redemption premium, and accrued interest.

In connection with the Purchase Agreement, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) providing for the filing of an SB-2 Registration Statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (“SEC”) registering the common stock issuable upon conversion of the convertible debentures. The Company is obligated to use its best efforts to cause the Registration Statement to be declared effective no later than June 30, 2006 and to insure that the Registration Statement remains in effect until all of the shares of common stock issuable upon conversion of the convertible debentures have been sold. In the event of a default of its obligations under the Registration Rights Agreement, including its agreement to file the Registration Statement with the SEC no later than January 22, 2006, or if the Registration Statement is not declared effective by June 30, 2006, it is required pay to the investor, as liquidated damages, for each month that the Registration Statement has not been filed or declared effective, as the case may be, either a cash amount or shares of common stock equal to 2% of the liquidated value of the convertible debentures. The Company filed an SB-2 Registration Statement on January 18, 2006.

The investor has agreed to restrict its ability to convert the convertible debentures and receive shares of the Company’s common stock such that the number of shares of common stock held by the investor in the aggregate and its affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of the Company’s common stock.

In connection with the Securities Purchase Agreement, the Company and each of its subsidiaries executed security agreements (the “Security Agreements”) in favor of the investor granting them a first priority security interest in all of the Company’s goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The Security Agreements state that if an event of default occurs under the convertible debentures or Security Agreements, the investor has the right to take possession of the collateral, to operate the Company’s business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy the Company’s obligations under these agreements.

In accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company recognized the value of the embedded beneficial conversion feature of $2,697,057 as additional paid-in capital and an equivalent discount which will be expensed over the term of convertible debentures. During the nine month period ended October 31, 2006, debentures with a principal amount of $500,000 were converted into 257,851 shares of common stock. The unamortized discount on the respective convertible debentures of $12,486 was charged to accretion expense. The carrying value of the convertible debentures will be accreted to the face value of $14,500,000 to maturity. To October 31, 2006, accrued interest of $519,897 has been included in accrued liabilities, and interest expense of $748,833 has been accreted increasing the carrying value of the convertible debentures to $12,551,776.

Triangle Petroleum Corporation
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, except as noted)
(unaudited)

6. Convertible Debentures (continued)

(c)
On December 28, 2005, the Company entered into a Securities Purchase Agreement with two accredited investors providing for the sale by the Company to the investors of 7.5% convertible debentures in the aggregate principal amount of $10,000,000 of which $5,000,000 was advanced immediately and 1,250,000 warrants (the “Warrants”) to purchase 1,250,000 shares of the Company’s common stock, exercisable at a price of $5.00 per share until December 28, 2006, of which 625,000 were issued. The second instalment of $5,000,000 and 625,000 warrants was advanced on January 18, 2006, upon the filing of an SB-2 Registration Statement by the Company with the SEC.

The convertible debentures mature on the third anniversary of the date of issuance (the “Maturity Date”) and bear interest at the annual rate of 7.5%. The Company is not required to make any payments until the Maturity Date. The investors may convert, at any time, any amount outstanding under the convertible debentures into shares of common stock of the Company at a conversion price per share of $4.00.

In connection with the Securities Purchase Agreement, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) providing for the filing of a registration statement (the “Registration Statement”) with the SEC registering the common stock issuable upon conversion of the convertible debentures and Warrants. The Company is obligated to use its best efforts to cause the Registration Statement to be declared effective no later than May 28, 2006 and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the convertible debentures have been sold. In the event of a default of its obligations under the Registration Rights Agreement, including its agreement to file the Registration Statement with the SEC no later than February 26, 2006, or if the Registration Statement is not declared effective by June 30, 2006, the Company is required pay to the investors, as liquidated damages, for each month that the Registration Statement has not been filed or declared effective, as the case may be, a cash amount equal to 1% of the liquidated value of the convertible debentures. The Company filed an SB-2 Registration Statement on January 18, 2006.

Each investor has agreed to restrict its ability to convert the convertible debentures or exercise the Warrants and receive shares of the Company’s common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of the Company’s common stock.

In accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company recognized the value of the embedded beneficial conversion feature of $6,609,128 as additional paid-in capital and an equivalent discount which will be expensed over the term of the convertible debentures. In addition, in accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company has allocated the proceeds of issuance between the convertible debt and the detachable warrants based on their relative fair values. Accordingly, the Company recognized the fair value of the detachable warrants of $3,390,872 as additional paid-in capital and an equivalent discount against the convertible debentures. The Company will record further interest expense over the term of the Convertible Debentures of $10,000,000 resulting from the difference between the stated value and carrying value at the date of issuance. The carrying value of the convertible debentures will be accreted to the face value of $10,000,000 to maturity. To October 31, 2006, accrued interest of $604,110 has been included in accrued liabilities, and interest expense of $2,684,930 has been accreted increasing the carrying value of the Convertible Debentures to $2,684,930.

7. Related Party Transactions

a)
The Company paid the former Secretary of the Company $18,000 during the nine month period ended October 31, 2005 for consulting services provided. Previously, the former Secretary provided consulting services to the Company valued at $250 per month. No amounts were recognized for donated services for the nine month period ended October 31, 2006.

b)	During the nine month period ended October 31, 2006, the Company incurred $30,000 in director’s fees.

c)
Effective September 1, 2005, the Company agreed to pay $10,700 per month for management services provided by the President of the Company. This agreement was terminated January 31, 2006, and effective February 1, 2006, the Company agreed to pay a salary of Cdn$12,000 per month to the President of the Company. During the nine month period ended October 31, 2006, $95,680 (Cdn$108,000) was charged to operations.

Triangle Petroleum Corporation
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, except as noted)
(unaudited)

7. Related Party Transactions (continued)

d)
On June 23, 2005, the Company entered into a management consulting agreement with the President of the Company’s subsidiary. Under the terms of the agreement, the Company must pay $20,000 per month for an initial term of two years, and, unless notice of termination is given by either party, is automatically renewed for one year periods. During the nine month period ended October 31, 2006, $180,000 was charged to operations.

e)
On November 14, 2005, the Company entered into a management consulting agreement with the Chief Financial Officer of the Company. Under the terms of the agreement, the Company must pay $10,000 per month, as well as an annual bonus based upon mutually agreed upon targets. This agreement terminated December 31, 2005, and effective January 1, 2006, the Company agreed to pay a salary of $12,000 Cdn per month to the Chief Financial Officer. During the nine month period ended October 31, 2006, $108,000 Cdn was charged to operations.

f)
As at October 31, 2006, the Company was indebted to the President of the Company in the amount of $3,536 (January 31, 2006 - $1,397). This amount is for reimbursable business expenses incurred on behalf of the Company.

8. Common Stock

During the nine months ended October 31, 2006:

(a)
In October 2006, the Company issued 129,012 shares of common stock upon the conversion of convertible debentures with a principal amount of $250,000 during the nine month period ended October 31, 2006.

(b)	In October 2006, the Company issued 600,000 shares of common stock upon the conversion of convertible debentures with a principal amount of $600,000.

(c)	In September 2006, the Company issued 128,839 shares of common stock upon the conversion of convertible debentures with a principal amount of $250,000.

(d)	In August 2006, the Company issued 400,000 shares of common stock upon the conversion of convertible debentures with a principal amount of $400,000.

(e)	On June 1, 2006, the Company issued 200,000 shares of common stock upon the conversion of convertible debentures with a principal amount of $200,000.

(f)	In March 2006, the Company issued 700,000 shares of common stock upon the conversion of convertible debentures with a principal amount of $700,000.

9. Share Purchase Warrants

As at October 31, 2006, the following share purchase warrants were outstanding:

Number of Warrants	Exercise Price	Expiry Date
6,000,000	$ 1.00	June 15, 2008
625,000	$ 5.00	December 28, 2006
625,000	$ 5.00	January 23, 2007
7,250,000

Triangle Petroleum Corporation
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, except as noted)
(unaudited)

10. Commitment

On July 19, 2005, the Company entered into a lease agreement commencing October 1, 2005 for office premises for a four year term expiring September 30, 2009. Annual rent is payable at $32,972 (Cdn$36,816) for the first two years and $34,663 (Cdn$38,704) for the remaining two years. The Company must also pay its share of occupancy costs, currently at an annual rate of $18,042 (Cdn$20,145). During the nine month period ended October 31, 2006, the Company paid rent expense of $39,680. Future minimum lease payments over the next five fiscal years are as follows:

2007	$51,000
2008	$51,000
2009	$53,000
2010	$35,000
$190,000

11. Subsequent Events

a)
On November 1, 2006, the Company entered into a consulting agreement with a consulting firm that will provide market management services through December 2006, in consideration for $250,000. The Company has the option to retain the consulting firm for an additional five months of consulting services for a further $250,000.

b)	Subsequent to October 31, 2006, the Company received notices of conversion to issue 857,481 shares of common stock upon the conversion of convertible debentures with a principal amount of $1,200,000.